Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

MIDDLE DISTRICT OF FLORIDA

JACKSONVILLE DIVISION

In re:	Chapter 11

Premier Exhibitions, Inc., et al.,[1]	Case No. 3:16-bk-02232-PMG Jointly Administered
Debtors.

FIRST AMENDED PLAN OF LIQUIDATION OF THE DEBTORS UNDER

CHAPTER 11 OF THE BANKRUPTCY CODE

NELSON MULLINS RILEY

& SCARBOROUGH LLP

Daniel F. Blanks (FL Bar No. 88957)

Lee D. Wedekind, III (FL Bar No. 670588)

50 N. Laura Street, Suite 4100

Jacksonville, FL 32202

Telephone: (904) 665-3656

Facsimile: (904) 665-3699

daniel.blanks@nelsonmullins.com

lee.wedekind@nelsonmullins.com

Dated:     September 11, 2019

                 Jacksonville, Florida

TROUTMAN SANDERS LLP

Harris B. Winsberg (FL Bar No. 0127190)

Matthew R. Brooks (admitted pro hac vice)

600 Peachtree Street NE, Suite 3000

Atlanta, GA 30308

(404) 885-3000 (phone)

(404) 962-6990 (fax)

harris.winsberg@troutman.com

matthew.brooks@troutman.com

_________________

1 The Debtors in the chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number include: Premier Exhibitions, Inc. (4922); Premier Exhibition Management LLC (3101); Arts and Exhibitions International, LLC (3101); Premier Exhibitions International, LLC (5075); Premier Exhibitions NYC, Inc. (9246); Premier Merchandising, LLC (3867); and Dinosaurs Unearthed Corp. (7309). The Debtors’ service address is c/o Troutman Sanders LLP, 600 Peachtree Street NE, Suite 3000, Atlanta, GA 30308.

Page

INTRODUCTION	1
ARTICLE 1 definitions, rules of interpretation, and construction	1
1.1 Defined Terms	1
1.2 Other Terms	13
1.3 Rules of Construction	13
1.4 Exhibits, Supplements, Appendices, and Schedules	13
1.5 Controlling Document	14
ARTICLE 2 classification of claims and interests	14
2.1 Summary	14
2.2 Unclassified Claims	15
2.3 Classified Claims	15
2.4 Special Provision Governing Unimpaired Claims	15
ARTICLE 3 Treatment of Administrative Expense Claims, Statutory Fees, and Priority Tax Claims	15
3.1 Administrative Expense Claims	16
3.2 Statutory Fees	18
3.3 Priority Tax Claims	18
ARTICLE 4 treatment of classified claims and interests	19
4.1 Class 1: Priority Claims	19
4.2 Class 2: Unsecured Claims	19
4.3 Class 3: PRXI Equity Interests	19
4.4 Class 4: Subsidiary Equity Interests	19
ARTICLE 5 acceptance or rejection of this Plan	19
5.1 Presumed Acceptance by Unimpaired Class	19
5.2 Impaired Classes Entitled to Vote	20
5.3 Presumed Rejection by Impaired Voting Classes of Interests	20
5.4 Claim Designation	20
5.5 Elimination of Vacant Classes	20
ARTICLE 6 implementation of this Plan	20
6.1 Limited Consolidation	20
6.2 The Liquidating Trust	21
6.3 Liquidating Trust Oversight Committee	27
6.4 Corporate Action	30
6.5 Resignation of Directors and Officers	30
6.6 Dissolution of the Debtors	30
6.7 Dissolution of the Creditors’ Committee	30
6.8 Cancellation of Interests	31
6.9 Confidentiality, Privilege	31

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(continued)

Page

ARTICLE 7 distributions under this Plan	31
7.1 Generally	31
7.2 Priority of Distributions	31
7.3 Timing of Distributions	32
7.4 Reserves	32
7.5 Cancellation of Equity Interests	33
7.6 Manner or Distribution	33
7.7 Delivery of Distributions	33
7.8 Undeliverable Distributions	34
7.9 Setoffs and Recoupments	34
7.10 Distributions in Satisfaction; Allocation	34
7.11 No Distribution in Excess of Allowed Amount of Claim	34
7.12 No Interest on Claims	34
7.13 Withholding Taxes	34
ARTICLE 8 procedures for resolving disputed claims	35
8.1 No Distributions on Disputed Claims	35
8.2 Proof of Claim Filed for Scheduled Claim	35
8.3 Resolution of Claims under Materiality Threshold	35
8.4 Resolution of Claims above Materiality Threshold	35
8.5 Estimation of Claims	36
ARTICLE 9 TReatment of Executory contracts and unexpired leases	36
9.1 Rejection of Contracts and Leases	36
9.2 Exceptions to Rejection	36
9.3 Rejection Claims	37
ARTICLE 10 Plan injunction, exculpation, and release	37
10.1 Plan Injunction	37
10.2 Exculpation from Liability	39
10.3 Preservation of Insurance	40
10.4 Continuation of Automatic Stay	40
10.5 Binding Effect of Plan	40
10.6 No Liability for Tax Claims	40
10.7 No Liability for Untimely Administrative Expense Claims	41
10.8 Regulatory or Enforcement Actions	41

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(continued)

Page

ARTICLE 11 modification of this Plan	41
11.1 Preconfirmation Amendment	41
11.2 Post-Confirmation Amendment Not Requiring Resolicitation	41
11.3 Post-Confirmation Amendment Requiring Resolicitation	41
ARTICLE 12 retention of jurisdiction	42
12.2 Courts of Competent Jurisdiction	43
ARTICLE 13 conditions to confirmation and effective date	44
13.1 Condition Precedent to Confirmation	44
13.2 Conditions Precedent to Occurrence of Effective Date	44
13.3 Effect of Nonoccurrence of the Conditions Precedent to Occurrence of Effective Date	44
ARTICLE 14 miscellaneous	45
14.1 Objections to Claims	45
14.2 Further Actions	45
14.3 Governing Law	45
14.4 Continuing Effect of Sale Order and Admiralty Order	45
14.5 Waiver of Bankruptcy Rule 3020	45
14.6 No Admissions	45
14.7 Successors and Assigns	46
14.8 Confirmation Order and Plan Control	46
14.9 Severability	46
14.10 Headings	46
14.11 Notice of Effective Date	46
14.12 Notices	46
14.13 Post-Effective Date Notice	46
14.14 Deemed Acts	47

-iii-

FIRST AMENDED PLAN OF LIQUIDATION OF THE DEBTORS UNDER

CHAPTER 11 OF THE BANKRUPTCY CODE

INTRODUCTION

Premier Exhibitions, Inc., Premier Merchandising, LLC, Premier Exhibition Management LLC, Arts and Exhibitions International, LLC, Premier Exhibitions NYC, Inc., Premier Exhibitions International, LLC, and Dinosaurs Unearthed Corp., the above-captioned debtors and debtors in possession, propose the following Plan under section 1121(a) of the Bankruptcy Code. Reference is made to the Disclosure Statement for a discussion of the Debtors' history, as well as a summary and analysis of this Plan and other related matters, including distributions to be made under this Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.

The Debtors’ Chapter 11 Cases are being jointly administered pursuant to an order of the Court, and this Plan is being presented as a joint plan of the Debtors. Claims against, and Equity Interests in, the Debtors (other than Administrative Claims, Professional Compensation Claims and Priority Tax Claims) are classified in Article 4.

Only Holders of certain Unsecured Claims, as specified in Article 5, are entitled to vote on this Plan.

ALL CREDITORS ENTITLED TO VOTE ON THIS PLAN ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY AND CONSULT WITH COUNSEL AND OTHER APPLICABLE PROFESSIONALS BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN. WITHOUT LIMITING THE FOREGOING, ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CAREFULLY READ THE RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS SET FORTH IN ARTICLE 10 BECAUSE SUCH PROVISIONS AFFECT NOT ONLY SUCH HOLDERS' RIGHTS AND CLAIMS AGAINST THE DEBTORS, BUT ALSO SUCH HOLDERS' RIGHTS AND CLAIMS AGAINST CERTAIN NON-DEBTOR PERSONS IDENTIFIED IN SUCH ARTICLE. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3019, THE DEBTORS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE, OR WITHDRAW THIS PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

ARTICLE 1

definitions, rules of interpretation, and construction

1.1              Defined Terms. For the purpose of this Plan, the following terms set forth in this Article I shall have the respective meanings set forth below.

“Administrative and Priority Claims Reserve” means the reserve established in accordance with § 7.4.3 of this Plan for the payment of certain Allowed Administrative Expense Claims, Allowed Priority Tax Claims, and Allowed Priority Claims, which reserve may be augmented by the Liquidating Trustee as set forth in this Plan and the Liquidating Trust Agreement.

“Administrative Expense” means any cost or expense of administration of the Estates or the Cases that is allowable under Section 503(b) of the Bankruptcy Code, including, but not limited to, —

(1)	Professional Compensation Claims; and

(2)	any actual and necessary cost or expense of preserving the Estates or operating the business of the Debtors (including wages, salaries, or commissions for services rendered) incurred on or after the Petition Date; and

“Administrative Expense Claim” means any Claim for the payment of an Administrative Expense. The terms “Administrative Expense(s)” and “Administrative Expense Claim(s)” may be used interchangeably in this Plan.

“Administrative Expense Claim Bar Date” means the last day for filing an application or other Bankruptcy Court-approved pleading for allowance and/or payment of an Administrative Expense Claim other than Professional Compensation Claims. The Administrative Expense Claim Bar Date will be thirty (30) days after the Effective Date.

“Administrative Expense Claim Objection Deadline” means no later than thirty (30) days after the Administrative Expense Claim Bar Date.

“Admiralty Order” means that certain Order entered on December 21, 2018, by the United States District Court for the Eastern District of Virginia in the admiralty action styled R.M.S. Titanic, Inc. v. The Wrecked and Abandoned Vessel, Case No. 2:93-cv-902.

“Adversary Proceeding” means the adversary proceeding entitled MARK C. HEALY of Michael Moecker & Associates, Inc., in his capacity as Court-Appointed Responsible Person v. MARK A. SELLERS, et al., Adversary Proceeding Case No. 3:18-ap-00064-JAF (formerly captioned as Official Committee of Equity Security Holders of Premier Exhibitions, Inc. v. MARK A. SELLERS, et al.) currently pending in the Bankruptcy Court, as may be amended to assert claims against any and all current or former directors, officers, managers or control persons of the Debtors (but, for the avoidance of doubt, excluding the Exculpated Parties), and including any and all other actions which have been or may be asserted or filed by the Responsible Person, the Liquidating Trustee, or any other successor fiduciary in connection with claims against the foregoing.

“Affiliate” has the meaning ascribed to such term in Section 101(2) of the Bankruptcy Code.

“Allowed Claim” means, with respect to a Claim, that portion of a Claim against one or more of the Debtors that is not a Disputed Claim or a Disallowed Claim and (a) as to which a Proof of Claim was filed with the Clerk’s Office or other designated filing method on or before the Bar Date, or, by order of the Bankruptcy Court, was not required to be filed, or (b) as to which no Proof of Claim was filed with the Clerk’s Office on or before the Bar Date, but which has been or hereafter is listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent, and, in the case of subparagraph (a) or (b) above, as to which either (x) no objection to the allowance thereof has been filed within the time allowed for the making of objections as fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or (y) any objection made has been determined and the Claim has been allowed by a Final Order (but only to the extent so allowed). “Allowed Claim” will also include a Claim that is allowed by the Bankruptcy Court (a) in any contract, instrument, or other agreement or document entered into in connection with this Plan; (b) in a Final Order; or (c) pursuant to the terms of this Plan. “Allowed,” when used as an adjective herein (such as Allowed Administrative Expense Claim, Allowed Priority Tax Claim, Allowed Priority Claim, and Allowed Unsecured Claim) has a corresponding meaning. Notwithstanding any other provision of this Plan, the term Allowed Claim shall not include any Claim held by a Creditor against which the Debtors have asserted a Cause of Action that has the effect of precluding a Distribution with respect to such Claim. An Allowed Claim shall not include any penalty or interest accrued after the Petition Date unless otherwise allowable under the Bankruptcy Code and any other applicable law. To the extent that the Holder of an Allowed Claim receives any payment on such Claim from a source other than the Liquidating Trust established under this Plan, the amount of such Allowed Claim shall be reduced by the amount of such payment.

“Allowed Class ... Claim” means an Allowed Claim in the particular Class(es) or categories described.

"Allowed Professional Compensation Claims" shall have the meaning set forth in § 3.1.3(a) of this Plan.

“Assets” or “Property” shall mean all property of the Estates as defined in Section 541 of the Bankruptcy Code, including, without limitation, (i) all right, title, and interest in and to any Causes of Action that the Debtors, the Estates or the Liquidating Trustee (acting in such capacity) may have as of the Effective Date or any time thereafter and (ii) the Estates’ interest in the Escrow Amount, pursuant to and as calculated under the Purchase Agreement; provided, however, that under no circumstances shall the Transferred Assets (as defined in the Purchase Agreement) constitute the Assets or Property of the Debtors for purposes under this Plan.

“Avoidance Action” means all avoidance actions including all Causes of Action under Chapter 5 of the Bankruptcy Code.

“Ballot” means the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims entitled to vote may indicate their acceptance or rejection of this Plan, which must be actually received on or before the Voting Deadline in accordance with the procedures governing the solicitation process.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as in effect on the Petition Date, together with all amendments and modifications to the Code that were subsequently made applicable to the Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division, which has jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code, and any applicable rules of the Bankruptcy Court, as amended, from time to time and as applicable to the Chapter 11 Cases.

“Bar Date” means (i) with respect to entities other than governmental units, October 24, 2016 and (ii) with respect to governmental units, December 9, 2016, by which any Person asserting a Claim against the Debtors must have filed a Proof of Claim or be forever barred from asserting such Claim.

“Business Day” means any day except a Saturday, Sunday, or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

“Cash” means legal tender of the United States of America. When used in this Plan with respect to a distribution under this Plan, the term “Cash” means lawful currency of the United States of America, a certified check, a Cashier’s check, a wire transfer of immediately available funds from any source, or a check from the Debtors drawn on a domestic bank.

“Cause” means gross negligence, breach of fiduciary duty, breach of trust, reckless or willful mishandling of the Liquidating Trust Assets, fraud, self-dealing, intentional misrepresentation, or willful misconduct.

“Causes of Action” means any and all of the Estates’ and the Debtors’ actions, Claims, demands, rights, defenses, counterclaims, suits, causes of action, liabilities, obligations, debts, judgments, remedies, damages, recoupments, cross claims, counterclaims, third-party claims, indemnity claims, contribution claims, and any other claims, whether known or unknown, foreseen or unforeseen, direct or indirect/derivative, choate or inchoate in law, equity or otherwise, including all avoidance actions and rights to recover transfers voidable or recoverable under Sections 502, 542, 543, 544, 545, 547, 548, 549, 550, 551, and/or 553 of the Bankruptcy Code, and any and all other Claims or rights of any value whatsoever, at law or in equity, against any Creditor or other third party, including any and all Claims against any Affiliates, members, officers, directors, managers, employees or other Insiders of the Debtors or their Affiliates. Some of the Causes of Action may be described in further detail in the Disclosure Statement.

“Chapter 11 Cases" means the Chapter 11 cases commenced by the Debtors.

“Claim” has the meaning ascribed to such term in Section 101(5) of the Bankruptcy Code. Notwithstanding anything to the contrary contained in this Plan, when used in this Plan, the term “Claim” will be given the broadest possible meaning permitted by applicable law and will include all manner and type of claim, whenever and wherever such claim may arise.

“Claims Litigation” shall mean any and all litigation or proceedings arising out of objections to Claims asserted against the Estate(s), or affirmative counterclaims or requests for setoff or recoupment that are raised with regard to Claims asserted against the Estate(s).

“Claims Objection Deadline” shall have the meaning set forth in § 14.1 of this Plan.

“Class” means a category of Claims or Equity Interests classified together as described in Article 2 of this Plan, pursuant to Section 1122(a) of the Bankruptcy Code.

“Clerk” means the Clerk of the Bankruptcy Court.

“Confirmation” or “Confirmation of the Plan” means the approval of this Plan by the Bankruptcy Court at the Confirmation Hearing.

“Confirmation Date” means the date on which the Confirmation Order is entered on the Docket pursuant to Bankruptcy Rule 5003(a).

“Confirmation Hearing" means the hearing or hearings conducted by the Bankruptcy Court to consider Confirmation of this Plan as it may be modified hereafter from time to time.

“Confirmation Order” means the final order entered by the Bankruptcy Court in the Cases confirming this Plan pursuant to Section 1129 and other applicable sections of the Bankruptcy Code, which order will be in form and substance reasonably satisfactory to the Debtors and the Creditors’ Committee, and will include any amendments, supplements or modifications thereto made with the consent of the Debtors, or as determined by the Bankruptcy Court.

“Consolidated Debtors” shall have the meaning set forth in § 6.1.2 of this Plan.

“Consummation Date” shall mean the date on which the Liquidating Trustee makes the final Distribution in accordance with this Plan.

“Contingent” with reference to a Claim, shall mean a Claim that has not accrued and that is dependent on a future event that may or may not occur.

“Creditor” means the Holder of a Claim, within the meaning of Section 101(10) of the Bankruptcy Code, including Creditors with Administrative Expense Claims, Priority Tax Claims, Priority Claims, Secured Claims, Unsecured Claims, and any other Claims classified in this Plan.

“Creditors’ Committee” means the Official Committee of Unsecured Creditors, appointed by the United States Trustee in these Cases pursuant to Section 1102 of the Bankruptcy Code, as the membership of such committee has been or may be modified by the United States Trustee.

“Cure Amounts" means all amounts that must be paid by the Debtors and all obligations that otherwise must be satisfied pursuant to Section 365(b)(1)(A) of the Bankruptcy Code in connection with the assumption and/or assignment of the Assumed Contracts and Leases to Premier Acquisition as provided in the Purchase Agreement and the Sale Procedures Order.

"D&O Settlement" shall have the meaning ascribed to such term in § 10.1 of the Plan.

"D&O Settlement Effective Date" shall have the meaning ascribed to such term in § 10.1 of the Plan.

“Debt” has the meaning ascribed to such term in Section 101(12) of the Bankruptcy Code.

“Debtors” means, collectively, Premier Exhibitions, Inc., Premier Merchandising, LLC, Premier Exhibition Management LLC, Arts and Exhibitions International, LLC, Premier Exhibitions NYC, Inc., Premier Exhibitions International, LLC, and Dinosaurs Unearthed Corp.

“Designated Notice” means notice and an opportunity for a hearing as defined in Section 102(a) of the Bankruptcy Code, with notice limited to the Liquidating Trustee and his or her counsel, the Office of the United States Trustee, and other parties in interest who, after entry of the Confirmation Order, file a request for notice with the Clerk of the Court and serve a copy of such request on counsel to the Liquidating Trustee.

“Disclosure Statement” means the Disclosure Statement to accompany this Plan, including all attached exhibits, appendices, and schedules, as jointly submitted and filed by the Debtors pursuant to Section 1125 of the Bankruptcy Code in respect of the Cases and provisionally approved by the Bankruptcy Court as containing “adequate information” as that term is defined by Section 1125(a)(1) of the Bankruptcy Code, in the Disclosure Statement Approval Order [Docket No. 111], as such Disclosure Statement has been and may be amended, supplemented, modified, or amended and restated from time to time.

“Disallowed” or “Disallowed Claim” shall mean: (a) a Claim, or any portion thereof, that has been disallowed by a Final Order of the Court or otherwise in accordance with this Plan; (b) a Claim that has been listed in the Schedules in the amount of zero dollars or an unknown amount or as contingent, disputed or unliquidated, and as to which no Proof of Claim has been timely filed or deemed timely filed with the Court pursuant to the Bankruptcy Code, any Final Order of the Court or other applicable law; or (c) a Claim that has not been listed in the Schedules and as to which no proof of claim has been timely filed or deemed timely filed with the Court pursuant to the Bankruptcy Code, any Final Order of the Court or other applicable law.

“Disputed Claim” means any Claim (other than a Disallowed Claim) that has not been Allowed by a Final Order of the Bankruptcy Court.

“Disputed Claims Reserve” means the reserve established in accordance with § 7.4.2 of this Plan for the payment of Disputed Claims, which reserve may be augmented by the Liquidating Trustee as set forth in this Plan and the Liquidating Trust Agreement.

“Distribution” shall mean Cash, Property, interests in Property or other value distributed under this Plan to the Holders of Allowed Claims.

“Distribution Date” shall mean the date of any Distribution under this Plan. The initial Distribution Date shall occur as soon as reasonably practicable following the Effective Date, as determined by the Liquidating Trustee in his or her sole discretion. Any subsequent Distribution Date(s) shall occur as soon as practicable following a determination by the Liquidating Trustee that there are sufficient Net Distributable Assets to make a subsequent distribution to the Holder of Claims or Interests pursuant to the terms of this Plan.

“Docket” means the docket or dockets in the Cases maintained by the Clerk.

“Effective Date” means the first Business Day following satisfaction or waiver of the conditions precedent to the occurrence of the Effective Date, as provided for by Article 13 herein, or such later date as the Bankruptcy Court approves if implementation of this Plan is stayed by order of a court of competent jurisdiction.

“Entity” has the meaning ascribed to such term in section 101(15) of the Bankruptcy Code.

“Equity Committee” means the Official Committee of Equity Security Holders, appointed by the United States Trustee in these Cases pursuant to Section 1102 of the Bankruptcy Code.

"Equity Committee Final Fee Applications" means, collectively: (i) Final Application for Allowance and Payment of Compensation and Reimbursement of Expenses of Landau Gottfried & Berger LLP as Counsel to the Official Committee of Equity Security Holders of RMS Titanic, Inc. for Services Rendered and for Reimbursement of Expenses Incurred During the Period from August 31, 2016 through August 12, 2019 [D.E. 150]; (ii) Final Application of Akerman LLP, Counsel for the Official Committee of Equity Security Holders of Premier Exhibitions, Inc. for Allowance of Compensation for Services Rendered and for Reimbursement of Expenses Incurred During Period from August 31, 2016 through and Including August 9, 2019 [D.E. 149]; and (iii) Fourth Interim and Final Application of Teneo Securities LLC as Financial Advisor to the Equity Committee for Interim Allowance of Compensation for Services Rendered During Period from January 1, 2018 through and Including December 31, 2018 and Final Allowance of Compensation for Services Rendered and Reimbursement of Expenses Incurred During Period from October 26, 2016 through and Including December 31, 2018 [D.E. 151].

“Equity Committee Professionals” means those Professionals employed by the Equity Committee, pursuant to Section 1103 of the Bankruptcy Code; specifically, Landau Gottfried & Berger LLP, Akerman LLP, Lincoln Partners Advisors LLC, and Teneo Securities LLC.

“Equity Interests” or “Interests” means any equity interest of a member and/or shareholder in one or more of the Debtors.

“Estates” means collectively, the estates created for the Debtors under Section 541 of the Bankruptcy Code upon the commencement of the Cases, as may be consolidated on a limited basis pursuant to § 6.1 of this Plan and controlled by the Liquidating Trustee on and after the Effective Date.

"Exculpated D&O Parties" shall have the meaning ascribed to such term in § 10.2 of the Plan.

"Exculpated Parties" shall have the meaning ascribed to such term in § 10.2 of the Plan.

“Executory Contract or Unexpired Lease” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“File” “Filed” or “Filing” means file, filed, or filing with the Bankruptcy Court in the Chapter 11 Cases.

“Final Decree” means the Final Order of the Bankruptcy Court entered pursuant to Bankruptcy Rule 3022 closing the Chapter 11 Cases.

“Final Order” means—

(1)	an order, judgment, ruling, or other decree (or any revision, modification, or amendment thereto) issued and entered by the Bankruptcy Court or by any state or other federal court that has jurisdiction over any proceeding in connection with the Cases for the purpose of such proceeding, which order, judgment, ruling, or other decree has not been reversed, vacated, stayed, modified, or amended and as to which:

a.	no appeal, petition for review, reargument, rehearing, reconsideration, or certiorari has been taken and is pending and the time for the filing of such appeal, petition for review, reargument, rehearing, reconsideration, or certiorari has expired, or

b.	such appeal or petition has been heard and dismissed or resolved and the time to further appeal or petition has expired with no further appeal or petition pending; or

(2)	a stipulation or other agreement entered into which has the effect of any such order, judgment, ruling, or other decree with like finality.

“Governmental Authority” means any agency, board, bureau, executive, court, commission, department, legislature, tribunal, instrumentality, or administration of the United States, a foreign country, or any state, or any provincial, territorial, municipal, state, local, or other governmental Entity in the United States of America or a foreign country.

“Holder” means:

(1)	as to any Claim:

a.	the owner or Holder of such Claim as such is reflected on the Proof of Claim filed with respect to such Claim;

b.	if no Proof of Claim has been filed with respect to such Claim, the owner or Holder of such Claim as shown on the Schedules or books and records of the Debtors or as otherwise determined by order of the Bankruptcy Court; or

c.	if the owner or Holder of such Claim has transferred the Claim to a third party, advised the Debtors in writing of such transfer and transferee, and filed notice of the transfer and transferee with the Clerk of the Bankruptcy Court as required by Bankruptcy Rule 3001(e); and

(2)	as to any Equity Interest, all owners of Equity Interests as of the Confirmation Date.

“Impaired” means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

“Insider” has the meaning ascribed to such term in Section 101(31) of the Bankruptcy Code.

"Insurer" shall have the meaning ascribed to such term in § 10.1 of this Plan.

“Intercompany Claims” means any Claim by any Debtor or any of its affiliates against another Debtor or any of its affiliates, including but not limited to, intercompany receivables and payments made in the ordinary course of the Debtors’ businesses.

“Liabilities” means any and all liabilities, obligations, judgments, damages, charges, costs, Debts, and indebtedness of any and every kind and nature whatsoever, whether heretofore, now, or hereafter owing, arising, due, or payable, direct or indirect, absolute or contingent, liquidated or unliquidated, known or unknown, foreseen or unforeseen, matured or unmatured, in law, equity or otherwise, of or relating to one or more of the Debtors, predecessor, successor or assign thereof, or otherwise based in whole or in part upon any act or omission, transaction, event or other occurrence taking place prior to the Effective Date in any way relating to the Debtors or any predecessor, successor, or assign thereof, the Property, the business or operations of the Debtors, the Cases, or this Plan, including any and all liabilities, obligations, judgments, damages, charges, costs, Debts, and indebtedness based in whole or in part upon any Claim of or relating to successor liability, transferee liability, or other similar theory; provided, however, that, as used in this Plan, the term “Liabilities” does not include any post confirmation or post Effective Date payment obligation expressly set forth and preserved in this Plan.

“Lien” has the meaning ascribed to it in section 101(37) of the Bankruptcy Code and, with respect to any asset or Property, includes any mortgage, pledge, security interest, lien, right of first refusal, option, or other right to acquire, assignment, charge, claim, easement, conditional sale agreement, title retention agreement, defect in title, or other encumbrance or hypothecation or restriction of any nature pertaining to or affecting such asset or Property, whether voluntary or involuntary and whether arising by law, contract, or otherwise. Any lien avoided in accordance with Sections 544, 545, 547, 548, or 549 of the Bankruptcy Code shall not constitute a Lien.

“Liquidating Trust” shall mean the trust created pursuant to the Liquidation Trust Agreement and Article 6 of this Plan.

“Liquidating Trust Agreement” means the agreement governing the formation and conduct of the Liquidation Trust between the Debtors and the Liquidating Trustee to be entered into as of the Effective Date, substantially in form and substance as that attached hereto as Exhibit A, as such Liquidating Trust Agreement may be amended from time to time in accordance with its terms.

“Liquidating Trust Assets” means, collectively, (i) all Property transferred to the Liquidating Trust pursuant to § 6.2.2 of this Plan and in accordance with the Liquidating Trust Agreement and (ii) any Cash or proceeds of any other property received or generated by the Liquidating Trust from any source.

“Liquidating Trust Beneficiaries” means all individuals and entities entitled to Distributions from the Liquidating Trust under this Plan and the Liquidating Trust Agreement.

“Liquidating Trust Expenses” means any and all costs, expenses and other liabilities incurred or anticipated to be incurred in connection with the administration of the Liquidation Trust and the maintenance, liquidation and Distribution of the Liquidating Trust Assets, including, without limitation, (1) amounts due to the Liquidating Trustee and its Professionals, agents and advisors, (2) amounts due to the Liquidating Trust Oversight Committee and its members and their respective professionals, and (3) U.S. Trustee fees due under § 3.2 of this Plan or the U.S. Trustee’s guidelines, in each case whether incurred or asserted pursuant to this Plan, the Confirmation Order, the Liquidating Trust Agreement or otherwise.

“Liquidating Trust Expense Reserve” means the reserve established in accordance with § 7.4.1 of this Plan for the payment of Liquidating Trust Expenses, which reserve may be augmented by the Liquidating Trustee as set forth in this Plan and the Liquidating Trust Agreement.

“Liquidating Trust Oversight Committee” means the committee established pursuant to the Liquidating Trust Agreement and § 6.3 of this Plan and as further described therein.

“Liquidating Trustee” means Mark Healy of Michael Moecker & Associates, Inc., or if Mark Healy is unwilling or ineligible to serve as Liquidating Trustee, such other Person designated pursuant to the Liquidating Trust Agreement.

“Net Distributable Assets” shall mean, and be calculated, as follows: the total gross Cash proceeds of the Liquidating Trust Assets that remain in the Liquidating Trust less (a) Retained Proceeds, (b) unpaid and outstanding (i) Allowed Administrative Expense Claims, other than Subordinated Equity Committee Professional Compensation Claims, and (ii) Allowed Priority Tax Claims, and (c) unpaid and outstanding Allowed Class 1 Claims.

"Non-EC Final Fee Applications" means, collectively, the: (i) Eighth Interim and Final Application for Allowance and Payment of Compensation and Reimbursement of Expenses of Nelson Mullins Riley and Scarborough LLP as Counsel to the Debtors and Debtors in Possession for Services Rendered from September 1, 2018 Through July 31, 2019 [D.E. 152]; (ii) Final Application of Troutman Sanders LLP for Allowance of Compensation for Services Rendered and Reimbursement of Expenses Incurred as Co-Counsel to the Debtors for the Period from November 09, 2016 Through July 31, 2019 and for Estimated Fees and Expenses Through and Including Confirmation of the Debtors' Chapter 11 Plan [D.E. 155]; (iii) Final Application of Carr, Riggs & Ingram LLC for Allowance of Compensation for Services Rendered and Reimbursement of Expenses Incurred as Tax Advisors to the Debtors for the Period from June 1, 2017 Through June 30, 2019, and for Estimated Fees Through and Including Confirmation of the Debtors' Chapter 11 Plan [D.E. 156]; (iv) Amended Ninth Interim and Final Application for Allowance and Payment of Compensation and Reimbursement of Expenses of Kaleo as Counsel to the Debtors and Debtors in Possession for Services Rendered from March 1, 2019 Through July 31, 2019 [D.E. 158]; (v) Amended Final Application of GlassRatner Advisory and Capital Group LLC for Allowance of Compensation for Services Rendered and Reimbursement of Expenses Incurred as Financial Advisors to the Debtors for Services Rendered from September 30, 2016 Through June 30, 2019, and for Estimated Fees Through and Including Confirmation of the Debtors' Chapter 11 Plan [D.E. 160]; (vi) Final Application of Thames Markey & Heekin, P.A. for Services Rendered and Reimbursement of Expenses as Counsel to Official Committee of Unsecured Creditors (Fees Requested: $299,683; Expenses: $7,059.19; Period: August 29, 2016 to September 17, 2019) [D.E. 143]; (vii) Final Application of Storch Amini PC for Attorneys' Fees and Reimbursement of Costs as Counsel to Official Committee of Unsecured Creditors (Fees Requested: $302,316.48; Expenses: $18,501.41; Period: September 2, 2016 to July 31, 2019) [D.E. 144]; and (viii) Ninth and Final Applications for Allowance and Payment of Compensation and Reimbursement of Expenses of McGuireWoods LLP as Special Litigation Counsel for the Debtors [D.E. 148].

“PEM” means Premier Exhibition Management LLC.

“Person” means any person, individual, corporation, association, partnership, limited liability company, joint venture, trust, organization, business, government, governmental agency, or political subdivision thereof, or any other entity or institution of any type whatsoever, including any “person” as such term is defined in Section 101(41) of the Bankruptcy Code.

“Petition Date” means June 14, 2016, the date upon which each Debtor filed a voluntary petition for relief in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

“Plan,” “the Plan,” or “this Plan” means this liquidating plan under Chapter 11 of the Bankruptcy Code, including, without limitation, any exhibits, appendices, and schedules hereto which may be filed with the Plan Supplement, if any, as such may be altered, amended, or otherwise modified from time to time.

“Plan Documents” means all documents that aid in effectuating this Plan, including, without limitation, all documents filed with the Bankruptcy Court at or before the Confirmation Hearing, and including the Confirmation Order.

“Plan Proponent” means the Debtors.

“Plan Supplement” means the supplemental documents, schedules, and exhibits to this Plan, if any. The Debtors shall have the right to amend all of the documents contained in, and exhibits to, the Plan Supplement through the Effective Date.

“Post-Confirmation” means arising or accruing on or after the Confirmation Date.

"Post-Merger D&Os" shall have the meaning ascribed to such term in § 10.1 of this Plan.

“Prepetition” means arising or accruing prior to the Petition Date.

"Pre-Merger D&Os" shall have the meaning ascribed to such term in § 10.1 of this Plan.

“Premier Acquisition” means Premier Acquisition Holdings LLC.

“Priority Claim” means a Claim that is entitled to a priority in payment pursuant to subparagraphs (3) through (7) or subparagraph (9) of Section 507(a) of the Bankruptcy Code.

“Priority Tax Claim” means a Claim of a Governmental Unit that is entitled to a priority in payment pursuant to Section 507(a)(8) of the Bankruptcy Code and that is not an Administrative Expense, Secured Claim, or Unsecured Claim.

“Pro Rata” or “Pro Rata Share” means, with respect to any Distribution to the Holder of an Allowed Claim in a particular Class or otherwise, a fraction, the numerator of which will be the amount of such Holder’s Allowed Claim and the denominator of which will be the sum of all Allowed Claims and all Disputed Claims in such Class and, if applicable, other Classes. The terms “Pro Rata” and/or “Pro Rata Share” will also be applied in respect of Administrative Expense Claims, Priority Tax Claims, and Priority Claims as the context requires in this Plan.

“Professional” means any professional person (a) employed in the Chapter 11 Cases with the approval of the Bankruptcy Court pursuant to section 327or 1103 of the Bankruptcy Code, or (b) employed by the Liquidating Trustee, pursuant to this Plan.

“Professional Compensation” means any unpaid fees and expenses of Professionals, as such fees and expenses are allowed by the Bankruptcy Court.

“Professional Compensation Claim” means a Claim for compensation, indemnification, or reimbursement of expenses pursuant to sections 327, 328, 330, 331, or 503(b) of the Bankruptcy Code in connection with the Chapter 11 Cases incurred on or after the Petition Date and prior to the Effective Date.

“Proof of Claim” means a proof of claim filed in these Cases pursuant to Bankruptcy Rules 3001, 3002, or 3003 in accordance with various orders of the Bankruptcy Court.

“PRXI” means Premier Exhibitions, Inc.

“PRXI Equity Interest” means any Equity Interest in PRXI.

“Purchase Agreement” means that certain Asset Purchase Agreement, dated as of June 14, 2018 by and among (i) the Debtors and certain non-Debtor affiliates, as sellers and (ii) Premier Acquisition, as purchaser, as such Purchase Agreement was subsequently amended on September 14, 2018 and February 13, 2019.

“Rejection Claims” shall have the meaning set forth in § 9.3 of this Plan.

“Rejection Objection Deadline” shall have the meaning set forth in § 9.3 of this Plan.

“Reserves” shall mean, collectively, the Liquidating Trust Expense Reserve, the Disputed Claims Reserve, and the Administrative and Priority Claims Reserve.

“Retained Proceeds” shall mean all amounts allocated to the Reserves plus any unpaid and outstanding Liquidating Trust Expenses that are not otherwise allocated to and provided for in the Liquidating Trust Expense Reserve.

“Sale” means the sale of the Transferred Assets to Premier Acquisition as contemplated by the Asset Purchase Agreement, which closed on Wednesday, February 13, 2019.

“Sale Order” means the order of the Bankruptcy Court approving the Sale Transaction, dated October 19, 2018 [Docket No. 1232].

“Sale Proceeds” means the proceeds received by the Debtors from the Sale pursuant to the Purchase Agreement.

“Schedules” means, unless otherwise specified, the respective schedules of assets and liabilities, the list of holders of Equity Interests, and the statements of financial affairs filed by the Debtors in accordance with section 521 of the Bankruptcy Code and the Bankruptcy Rules, as such schedules and statements have been or may be supplemented or amended on or prior to the Confirmation Date.

“Secured Claim” means any Claim that is—

(1)	secured in whole or in part, as of the Petition Date, by a Lien which is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable nonbankruptcy law; or

(2)	subject to setoff under Section 553 of the Bankruptcy Code;

but, with respect to both paragraphs (1) and (2) above, only to the extent of the Estates’ interest in the value of the assets or Property securing any such Claim or the amount subject to setoff, as the case may be. Except as otherwise provided in this Plan, if the value of a Creditor’s interest in the Estates’ interest in the Property securing such Claim or the amount subject to setoff is less than the amount of the Allowed Claim, the resulting deficiency constitutes an Unsecured Claim, which Claim shall be treated as set forth in Article 4 of this Plan.

“Special Litigation Counsel” means Agentis, PLLC, and Cimo Mazer Mark, PLLC.

“Subordinated Equity Committee Professional Compensation Claims” shall have the meaning ascribed to it in § 6.4 of this Plan.

“Subsidiary Equity Interests” means an Equity Interest in any Debtor other than PRXI.

“Taxes” means all (i) federal, state, local or foreign taxes, including, without limitation, all net income, alternative minimum, net worth or gross receipts, sales, capital, value added, profits and estimated taxes and (ii) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority or paid in connection with any item described in clause (i) hereof.

“Transferred Assets” shall have the meaning ascribed to such term in the Purchase Agreement.

“Undeliverable Distribution” shall have the meaning set forth in § 7.8 of this Plan.

“Unimpaired Claim” means a Claim that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

“Unsecured Claim” means any Claim that is not an Administrative Expense Claim, Priority Tax Claim, Priority Claim, or Secured Claim, including (a) any Claim arising from the rejection of an Executory Contract or Unexpired Lease under Section 365 of the Bankruptcy Code and (b) any portion of a Claim to the extent the value of the Holder’s interest in the Estates’ interest in the Property securing such Claim is less than the amount of the Claim, or to the extent that the amount of the Claim subject to setoff is less than the amount of the Claim, as determined pursuant to Section 506(a) of the Bankruptcy Code

“US Trustee” means the office of the United States Trustee for Region 21, the Middle District of Florida (Orlando and Jacksonville divisions).

“US Trustee Fees” means all fees and charges assessed against the Estate by the US Trustee and due pursuant to section 1930 of title 28 of the United States Code.

“Voting Deadline” means the date established by the Bankruptcy Court for the filing of Ballots to accept or reject this Plan.

1.2              Other Terms. Any capitalized term used in this Plan and not defined herein that is used in the Bankruptcy Code or Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or Bankruptcy Rules.

1.3              Rules of Construction. The meanings set forth herein shall be equally applicable to the singular and plural forms of the terms defined, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, feminine, and neutral gender. Unless otherwise stated, the words "herein," "hereof," "hereto," "hereunder," and other similar words refer to this Plan as a whole and not to any particular article, section, subsection, clause, paragraph, or portion contained therein. All of the definitions and provisions contained in this Article 1 are and shall be regarded as integral, substantive, and operative provisions of this Plan. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to all of the provisions of this Plan.

1.4              Exhibits, Supplements, Appendices, and Schedules. All exhibits, supplements, appendices, and schedules to this Plan, including those filed with the Plan Supplement, if any, are incorporated into and are a part of this Plan as if set forth herein. To the extent that any exhibit, schedule, or Plan Supplement is inconsistent with the terms of this Plan, unless otherwise ordered by the Bankruptcy Court, this Plan shall control.

1.5              Controlling Document. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, that, if there is determined any inconsistency between a Plan provision and a provision of the Confirmation Order, the Confirmation Order provision shall govern and such provision shall be deemed a modification of this Plan and shall control and take precedence.

ARTICLE 2

classification of claims and interests

2.1              Summary. The chart below lists the classification of Claims (except for Administrative Expense Claims and Priority Tax Claims) and Equity Interests for all purposes, including voting, confirmation and Distribution pursuant to this Plan. Consistent with Section 1122 of the Bankruptcy Code, a Claim or Interest is classified by this Plan in a particular Class only to the extent that the Claim or Equity Interest is within the description of the Class, and a Claim or Interest is classified in a different Class to the extent it is within the description of that different Class. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified in this Plan. The treatment accorded to Administrative Expenses and Priority Tax Claims is set forth in Article 3.

CLASS	DESCRIPTION	STATUS
Unclassified Claims Against the Debtors
n/a	Administrative Expense Claims and Priority Tax Claims (§ 507(a)(8)) against all Debtors	Unimpaired – not entitled to vote
Classified Claims Against the Debtors
Class l	Priority Non-Tax Claims (including Claims for wages under § 507(a)(4) for contribution to employee benefit plans under § 507(a)(5) and for consumer deposits under § 507(a)(7))	Unimpaired – deemed to accept
Class 2	Unsecured Claims	Impaired – entitled to vote
Class 3	PRXI Equity Interests	Impaired – deemed to reject
Class 4	Subsidiary Equity Interests	Impaired – deemed to reject

2.2              Unclassified Claims. In accordance with Bankruptcy Code Section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified.

2.3              Classified Claims.

2.3.1        Unimpaired Class of Claims. The following Class contains Claims that are not Impaired by this Plan, are deemed to accept this Plan, and are not entitled to vote on this Plan.

Class 1. Priority Claims

2.3.2        Impaired Voting Class of Claims. The following Class contains Claims that are Impaired by this Plan and are entitled to vote on this Plan.

Class 2. General Unsecured Claims

2.3.3        Impaired Non-Voting Classes of Interests. The following Classes contain Interests that are Impaired by this Plan, are deemed to reject this Plan, and are not entitled to vote on this Plan.

Class 3. PRXI Equity Interests

Class 4. Subsidiary Equity Interests

2.4              Special Provision Governing Unimpaired Claims. Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Debtors or the Liquidating Trustee, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

ARTICLE 3

Treatment of Administrative Expense Claims, Statutory Fees, and
Priority Tax Claims

As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, U.S. Trustee Fees, and Priority Tax Claims shall not be classified for the purposes of voting or receiving Distributions under this Plan. Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in this Article 3. Except as otherwise specifically provided in this Plan, the treatment of, and the consideration to be received by, the U.S Trustee and Holders of Allowed Administrative Expense Claims and Priority Tax Claims pursuant to this Plan will be in full and final satisfaction, settlement, release, extinguishment, and discharge of their respective Allowed Administrative Expense Claims, U.S. Trustee Fees, and Priority Tax Claims.

3.1              Administrative Expense Claims.

3.1.1        Treatment. Subject to (a) the Bar Date provisions herein and (b) additional provisions governing for Professionals and certain other Persons set forth below, including § 6.4 of this Plan, each Holder of an Allowed Administrative Expense Claim against the Debtors shall receive, on the Effective Date, in full satisfaction, settlement, release and extinguishment of such Claim, Cash equal to the Allowed amount of such Administrative Expense Claim, unless the Holder agrees or shall have agreed to other treatment of such Claim no less favorable to the Debtors; provided, however, that any Administrative Expense Claim (x) incurred Post-petition by a Debtor in the ordinary course of its business or (y) arising pursuant to one or more Post-petition agreements or transactions entered into by any Debtor with Bankruptcy Court approval, shall be paid or performed in accordance with the terms and conditions of the particular transaction(s) and any agreement(s) relating thereto, or as otherwise agreed by the applicable Debtor or the Liquidating Trustee, on the one hand, and the Holder of such Administrative Expense Claim, on the other. The Holder of an Allowed Administrative Expense Claim shall not be entitled to, and shall not be paid, any interest, penalty, or premium thereon, and any interest, penalty, or premium asserted with respect to an Administrative Expense Claim shall be deemed disallowed and expunged without the need for any further Order of the Bankruptcy Court; provided, however, that this provision shall not prevent the US Trustee from seeking interest on unpaid US Trustee Fees, if any.

3.1.2        Administrative Expense Claims Bar Date (excluding Professional Compensation Claims).

(a)               Except for Professional Compensation Claims, which are addressed in § 3.1.3 below, and claims of Special Litigation Counsel, requests for payment of Administrative Expense Claims must be Filed and served on the Liquidating Trustee no later than the Administrative Expense Claim Bar Date. Holders of Administrative Expense Claims (including, without limitation, the Holders of any Claims for Taxes, but excluding Professional Claims) that are required to File a request for payment of such Claims and that do not File such requests by the Administrative Expense Claim Bar Date shall be forever barred from asserting such Claims against the Debtors, the Liquidating Trust or any of their Property. Notwithstanding the foregoing, any Bar Dates established during the course of these Chapter 11 Cases shall remain in full force and effect.

(b)               All objections to allowance of Administrative Expense Claims (excluding Professional Compensation Claims) must be Filed by any parties in interest no later the Administrative Expense Claim Objection Deadline. The Administrative Expense Claim Objection Deadline may be initially extended for an additional thirty (30) days at the sole discretion of the Liquidating Trustee upon the Filing of a notice of the extended Administrative Expense Claim Objection Deadline with the Bankruptcy Court. Thereafter, the Administrative Expense Claim Objection Deadline may be further extended by an Order of the Bankruptcy Court, which Order may be granted without notice to any Creditors. If no objection to the applicable Administrative Expense Claim is Filed on or before the Administrative Expense Claim Objection Deadline, as may be extended from time to time, such Administrative Expense Claim will be deemed Allowed, subject to the Bankruptcy Court’s discretion to extend such Administrative Expense Claim Objection Deadline retroactively.

3.1.3        Professional Compensation Claims.

(a)               On the Effective Date, all Non-EC Final Fee Applications, except the claims of Special Litigation Counsel, shall be approved on a final basis in the amounts set forth in the table below in the column entitled "Total Discounted Fees and Expenses Allowed." Further, each Professional shall have an Allowed Professional Compensation Claim in the amount set forth in the table below in the column entitled "Discounted Amount Unpaid," which Professional Compensation Claim shall be paid on the Effective Date. The voluntary reductions set forth in the table below, along with the Equity Committee Professional Claim Compromise (described in § 6.4 herein), have resulted in a reduction of over $900,000.00 from the undiscounted amounts reflected in the Non-EC Final Fee Applications and the Equity Committee Fee Applications and is the product of substantial negotiations leading to a compromise among the respective Professionals.

Name of Firm	Total Undiscounted Fees and Expenses Sought	Undiscounted Amount Unpaid	Reductions	Total Discounted Fees and Expenses Allowed	Discounted Amount Unpaid

Troutman Sanders LLP[2]	$3,424,074.51	$604,252.09	(Included)	$3,424,074.51	$604,252.09
Carr, Rigss & Ingram LLC	$136,566.88	$0.00	N/A	$136,566.88	$0.00
GlassRatner Advisory & Capital Group	$558,772.26	$67,603.90	$39,716.18	$519,056.09	$27,887.73
Kaleo Legal	$505,252.50	$43,632.00	$24,827.00	$480,425.50	$18,805.00
Nelson Mullins Riley & Scarborough	$925,694.80	$228,058.64	$228,058.64	$697,636.16	$0.00
McGuire Woods LLP	$177,732.99	$32,967.50	$13,759.18	$163,973.82	$19,208.33
Storch Amini PC3	$320,817.89	$82,430.13	(Included)	$320,817.89	$82,430.13
Thames Markey & Heekin, P.A.	$306,740.19	$133,747.71	$59,936.60	$246,803.59	$73,811.11

_________________

2 The figures for Troutman Sanders LLP's fees reflect the voluntary fee reduction already included in Troutman Sanders LLP's Final Fee Application.

3The figures for Storch Amini PC's fees reflect the voluntary fee reduction already included in Storch Amini's Final Fee Application.

(b)               For the avoidance of doubt, and notwithstanding § 3.1.3(a) above, the Equity Committee Professionals' respective Professional Compensation Claims arising out of or related to the Equity Committee Final Fee Applications shall be treated in accordance with § 3.1.3(d), below.

(c)               Any Professional Compensation incurred by the Debtors or the Creditors’ Committee subsequent to the Confirmation Date may be paid by the Liquidation Trustee without application to or Order of the Bankruptcy Court. Further, and notwithstanding anything to the contrary in § 3.1.3(a) above, any Professional Compensation incurred by the Debtors or the Creditors' Committee from August 1, 2019 through and including the Confirmation Date (such period, the "Estimated Period") may be paid by the Liquidating Trustee without application to or Order of the Bankruptcy Court; provided, however, that if the Professional Compensation incurred during the Estimated Period exceeds the estimate set forth in the Non-EC Final Fee Application for each respective Professional, then the Professional seeking payment must apply to the Bankruptcy Court.

(d)               As part of the Equity Committee Professional Compensation Claim Compromise set forth in § 6.4 of this Plan, which is also the product of substantial negotiations leading to a compromise among the respective Professionals, the Equity Committee Professionals' respective Professional Compensation Claims (and the Equity Committee Final Fee Applications) shall be Allowed in full on a final basis and paid on the Effective Date, subject to § 6.4 of this Plan.

3.2              Statutory Fees. All fees and charges assessed against the Estate under Chapter 123 of Title 28, United States Code, 28 U.S.C. §§ 1911-1930, which are incurred but unpaid for all periods through the Effective Date, will be paid on the Effective Date or as soon as reasonably practicable thereafter, by the Liquidating Trustee. After the Effective Date, the Liquidating Trustee shall pay to the U.S. Trustee the U.S. Trustee Fees, in Cash, until the Chapter 11 Cases are closed, and a Final Decree is entered. In addition, the Liquidating Trust shall file Post-Confirmation quarterly reports in conformance with the U.S. Trustee guidelines. The U.S. Trustee shall not be required to File a request for payment of its U.S. Trustee Fees, which will be deemed Administrative Expense Claims against the Debtors.

3.3              Priority Tax Claims. The Liquidating Trustee will pay all Allowed Priority Tax Claims in Cash in full on the Effective Date or as soon thereafter as is reasonably practicable, but in no event later than the end of five (5) years from the Petition Date. As to any Allowed Priority Tax Claim not paid in full on the Effective Date, the Holder of such Allowed Priority Tax Claim shall receive on account of such Allowed Priority Tax Claim regular quarterly installment payments in Cash in accordance with Section 1129(a)(9)(C) of the Bankruptcy Code through and including the date such Allowed Priority Tax Claim is paid in full. Holders of Allowed Priority Tax Claims shall receive interest on account of their Allowed Priority Tax Claims at the Section 6621 Interest Rate; provided, however, that if the Holder of such Allowed Priority Tax Claim is a city, county or state, such Holder shall receive interest on account of its Allowed Priority Tax Claim at the applicable statutory rate under state law. To the extent that any Allowed Priority Tax Claim is allowed after the Effective Date, it will be paid in full in Cash as soon after allowance as is reasonably practicable over a period no later than the end of five (5) years from the Petition Date, including interest as calculated above.

ARTICLE 4

treatment of classified claims and interests

Claims and Equity Interests will be treated under this Plan in the manner set forth in this Article 4. Except as otherwise specifically provided in this Plan, the treatment of, and the consideration to be received by, Holders of Allowed Claims and Holders of Allowed Equity Interests pursuant to this Plan will be in full and final satisfaction, settlement, release, extinguishment, and discharge of their respective Allowed Claims, of any nature whatsoever, and Allowed Equity Interests.

4.1              Class 1: Priority Claims. Except to the extent that a Holder of an Allowed Priority Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Claim, at the sole option of the Debtors or the Liquidating Trustee, each Holder of an Allowed Priority Claim shall receive: (a) Cash in an amount equal to the amount of such Allowed Priority Claim on the later of (1) the Effective Date or as soon as reasonably practicable thereafter, and (2) for Claims in Class 1 that were Disputed Claims and thereafter became Allowed Priority Claims, immediately following the date upon which such Claims became Allowed Priority Claims, or as soon as reasonably practicable thereafter, or (b) such other treatment so as to render such Holder's Allowed Priority Claim Unimpaired.

4.2              Class 2: Unsecured Claims. Subject to § 6.4 of this Plan, each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata Share of the Net Distributable Assets.

4.3              Class 3: PRXI Equity Interests. On the Effective Date, all PRXI Equity Interests shall be cancelled as set forth in § 7.5 of this Plan. In the event that there exist sufficient Net Distributable Assets to pay in full Allowed General Unsecured Claims with interest at the federal judgment rate from the Petition Date, pursuant to Section 726(a)(5) of the Bankruptcy Code, made applicable by Section 1129(a)(7) of the Bankruptcy Code, and the Equity Committee Professionals’ respective Subordinated Equity Committee Professional Compensation Claims, pursuant to § 6.4 of this Plan, then the Liquidating Trustee shall be authorized to Distribute any remaining Liquidating Trust Assets to Holders of PRXI Equity Interests, as of the Effective Date, and modify the Liquidating Trust Agreement as may be necessary or appropriate to effect any such Distribution.

4.4              Class 4: Subsidiary Equity Interests. On the Effective Date, all Subsidiary Equity Interests shall be canceled as set forth in § 7.5 of this Plan. Holders of Subsidiary Equity Interests shall receive no Distribution and retain no Assets on account of such Interests.

ARTICLE 5

acceptance or rejection of this Plan

5.1              Presumed Acceptance by Unimpaired Class. Claims in Class 1 are Unimpaired under this Plan. Under Bankruptcy Code Section 1126(f), Holders of such Unimpaired Claims are conclusively presumed to have accepted this Plan, and the votes of such Unimpaired Claims shall not be solicited.

5.2              Impaired Classes Entitled to Vote. Holders of Class 2 Claims are Impaired and entitled to vote as a Class to accept or reject this Plan. Accordingly, the votes of Holders of Claims in Class 2 shall be solicited with respect to this Plan.

5.2.1        Acceptance by an Impaired Class. In accordance with Bankruptcy Code Section 1126(c), and except as provided in Bankruptcy Code Section 1126(e), Class 2 shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan.

5.3              Presumed Rejection by Impaired Voting Classes of Interests. Interests in Classes 3 and 4 are Impaired under this Plan and not entitled to a Distribution under this Plan. Under Bankruptcy Code Section 1126(g), Holders of such Impaired Claims and Interests are conclusively presumed to have rejected this Plan, and the votes of such Impaired Interest Holders shall not be solicited.

5.4              Claim Designation. The Debtors reserve the right to seek to designate, pursuant to Section 1126(e) of the Bankruptcy Code, any Holder of any Claim whose vote on this Plan was submitted for an improper purpose or was otherwise not submitted in good faith.

5.5              Elimination of Vacant Classes. Any Class of Claims or Equity Interests that does not have a Holder of an Allowed Claim or Allowed Equity Interest or a Claim or Equity Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to Section 1129(a)(8) of the Bankruptcy Code.

ARTICLE 6

implementation of this Plan

6.1              Limited Consolidation.

6.1.1        Solely for purposes of voting on, Confirmation of, and Distributions to be made to Holders of Allowed Claims under this Plan, this Plan is predicated upon, and it is a condition precedent to Confirmation of this Plan, that the Court provide in the Confirmation Order for the limited consolidation of the Estates of the Debtors into a single Estate for purposes of this Plan, the Confirmation hereof and Distributions hereunder.

6.1.2        Pursuant to the Confirmation Order, and on the Effective Date, (i) all Assets and Liabilities of the Debtors will be deemed to be merged into PRXI (as such, the “Consolidated Debtors”) solely for purposes of this Plan, the Confirmation hereof and Distributions to be made hereunder, (ii) the obligations of each Debtor will be deemed to be the obligation of the Consolidated Debtors solely for purposes of this Plan, the Confirmation hereof and Distributions hereunder, (iii) any Claims filed or to be filed in connection with any such obligations will be deemed Claims against the Consolidated Debtors and all Claims filed against more than one Debtor for the same liability shall be deemed one Claim against any obligation of the Consolidated Debtors, (iv) each Claim filed in the Chapter 11 Case of any Debtor will be deemed filed against the Debtors in the consolidated Chapter 11 Cases in accordance with the limited consolidation of the Assets and Liabilities of the Debtors, (v) all transfers, disbursements and Distributions made by any Debtor hereunder on Allowed Claims and will be deemed to be made by the Consolidated Debtors, (vi) all guarantees of the Debtors of the obligations of any other Debtors shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several Liability of any of the Debtors shall be deemed to be one obligation of the Consolidated Debtors, and (vii) no Distributions shall be made under this Plan on account of Intercompany Claims and all such Intercompany Claims shall be eliminated. Holders of Allowed Claims in each Class shall be entitled to their share of Liquidating Trust Assets available for Distribution to such Class without regard to which Debtor was originally liable for such Claim. Notwithstanding the foregoing, Holders of PRXI Equity Interests and Subsidiary Equity Interests shall be treated as provided in Class 3 and Class 4 of this Plan, respectively, without regard to any limited consolidation of the Debtors’ Estates as provided above.

6.1.3        Notwithstanding the foregoing, such limited consolidation shall not affect (a) any obligations under any contracts or leases that were entered into during the Chapter 11 Cases or Executory Contracts or Unexpired Leases that will be (or have been) assumed and assigned pursuant to the Purchase Agreement, (b) distributions from any insurance policies or proceeds of such policies, or (c) guarantees that are required to be maintained post-Effective Date (i) in connection with Executory Contracts or Unexpired Leases that were entered into during the Chapter 11 Cases or that have been, or will hereunder be, assumed and assigned, or (ii) pursuant to the express terms of this Plan. The limited consolidation proposed herein shall not affect each Debtor’s obligation to file the necessary operating reports and pay the U.S. Trustee Fees. Such obligations shall continue until a Final Order is entered closing, dismissing or converting each such Debtor’s Chapter 11 Case.

6.2              The Liquidating Trust.

6.2.1        Creation of the Liquidating Trust. On the Effective Date, the Liquidating Trust shall be created for the benefit of the Liquidating Trust Beneficiaries. The Liquidating Trust shall be governed by the Liquidating Trust Agreement, this Plan and the Confirmation Order. A copy of the Liquidating Trust Agreement is annexed hereto as Exhibit A.

6.2.2        Vesting of Liquidating Trust Assets. On the Effective Date, all Assets of the Estates shall vest in the Liquidating Trust and constitute Liquidating Trust Assets, and each Debtor shall be deemed for all purposes to have transferred legal and equitable title of all Assets of its Estate to the Liquidating Trust for the benefit of the Liquidating Trust Beneficiaries. The Debtors shall take all actions reasonably necessary to transfer control of the Liquidating Trust Assets to the Liquidating Trustee. In accordance with Section 1123(b) of the Bankruptcy Code, the Liquidating Trust shall be vested with, retain and may exclusively enforce, prosecute, and resolve any or all Causes of Action that the Debtors or their Estates may have against any Person, including, for the avoidance of doubt, the Adversary Proceeding. All transfers to the Liquidating Trust shall be free and clear of all liens, claims, interests and encumbrances, except as otherwise set forth in this Plan. For the avoidance of doubt, nothing herein shall be construed to restrict or limit the ability or standing of the Liquidating Trustee to assert any Causes of Action transferred to the Liquidating Trust. In connection with any Causes of Action that are included in the Assets transferred by the Debtors to the Liquidating Trust (including, but not limited to the Adversary Proceeding), any attorney-client privilege, work-product privilege or protection, or other privilege or immunity attaching to any documents or communications thereto (whether written or oral) will also exist for the benefit of the Liquidating Trust and will vest in the Liquidating Trustee and his or her representatives, and will also be preserved for and as to the Debtors. The Liquidating Trustee is authorized to take all necessary actions to benefit from such privileges. For federal income tax purposes, the transfer of the Property to the Liquidating Trust will be deemed to be a transfer to the Holders of Allowed Claims (who are the Liquidating Trust Beneficiaries), followed by a deemed transfer by such Liquidating Trust Beneficiaries to the Liquidating Trust.

6.2.3        Preservation of Rights of Action. Except as otherwise expressly provided herein, any rights or Causes of Action accruing to or held by the Debtors or their Estates prior to the Effective Date shall be deemed Assets of, and vest in, the Liquidating Trust on the Effective Date, including but not limited to those Causes of Action specifically identified in the Plan Supplement, if any. The Liquidating Trustee may pursue those rights of action, as deemed appropriate. This Plan, the Disclosure Statement and Plan Supplement do not set forth an exhaustive list of all Causes of Action preserved under this Plan and vesting in the Liquidating Trust and the failure to identify or list any particular Cause of Action therein shall not constitute a waiver or release of such Cause of Action. ALL CAUSES OF ACTIONS NOT EXPRESSLY RELEASED OR WAIVED IN THIS PLAN OR THE CONFIRMATION ORDER SHALL SURVIVE CONFIRMATION, AND THE ASSERTION OF CAUSES OF ACTIONS SHALL NOT BE BARRED OR LIMITED BY ANY ESTOPPEL, WHETHER JUDICIAL, EQUITABLE OR OTHERWISE.

6.2.4        Administration of Claims. Following the Effective Date, the Liquidating Trustee shall review the filed Proofs of Claim and audit those Claims with regard to (a) the supporting documents evidencing the Claims; (b) the appropriateness of the asserted priority of each Claim; (c) the amount of the Claim as set forth in the Proof of Claim; (d) the extent to which the Debtors originally Scheduled the Claim as Contingent, disputed or unliquidated; and (e) whether the Proof of Claim is otherwise valid, permissible, due and payable under the Bankruptcy Code and applicable state law; provided, however, that the Liquidating Trustee shall not review or audit Claims already Allowed by prior Final Order of the Bankruptcy Court. Thereafter, the Liquidating Trustee shall complete his or her review of the Claims and shall initiate, file and prosecute any and all actions deemed necessary and appropriate to dispute, disallow, object to or otherwise quantify the Claims against the Debtors and/or their Estate(s). All Claims Litigation, including actions that arise out of the amount of a submitted Claim, or any objection to a submitted Claim, shall vest with the Liquidating Trust and shall be prosecuted by the Liquidating Trustee. The Liquidating Trustee shall take actions regarding the administration, reconciliation and settlement of Claims, and shall object to Claims and prosecute Claims actions, until such time as the Liquidating Trustee determines that further pursuit of litigation or actions objecting to Claims is no longer cost efficient and will be of no further benefit to the Estates and their creditors. THE FAILURE TO OBJECT TO ANY CLAIM PRIOR TO THE COMMENCEMENT OF THE HEARING ON CONFIRMATION OF THIS PLAN SHALL NOT BE DEEMED TO BE A WAIVER OF THE RIGHT TO OBJECT THEREAFTER TO SUCH CLAIM IN WHOLE OR IN PART FOR THE PURPOSE OF DISTRIBUTION.

6.2.5        Payments by the Liquidating Trust. Subject to § 6.4 of this Plan, the Liquidating Trustee shall make Distributions to Holders of Allowed Claims in accordance with Article 7 of this Plan.

6.2.6        Full and Final Satisfaction against Liquidating Trust. On and after the Effective Date, the Liquidating Trust will have no liability on account of any Claims or Equity Interests except as set forth in this Plan and in the Liquidating Trust Agreement. All payments and all Distributions made by the Liquidating Trustee under this Plan will be in full and final satisfaction, settlement, and release of and in exchange for all Claims or Equity Interests against the Liquidating Trust.

6.2.7        Appointment, Removal, and Resignation of the Liquidating Trustee.

(a)               Initial Liquidating Trustee. The initial Liquidating Trustee shall be Mark Healy of Michael Moecker & Associates, Inc. The Liquidating Trustee shall commence serving as the Liquidating Trustee on the Effective Date.

(b)               Resignation or Removal of the Liquidating Trustee. If the Liquidating Trustee resigns or is removed, dies, dissolves, or is incapacitated, the Liquidating Trust Oversight Committee shall, in accordance with the Liquidating Trust Agreement designate another Person to become the Liquidating Trustee and thereupon the successor Liquidating Trustee, without further act, shall become fully vested with all of the rights, powers, duties, and obligations of his or her predecessor, including the compensation of the predecessor Liquidating Trustee. No successor Liquidating Trustee hereunder shall in any event have any liability or responsibility for the acts or omissions of any of his or her predecessors.

6.2.8        Rights, Powers, and Duties of the Liquidating Trust and the Liquidating Trustee.

(a)               The Liquidating Trustee shall have the rights, duties and obligations set forth in the Liquidating Trust Agreement and this Plan. Such rights, duties and obligations include, but are not limited to, exercising control and authority over the Liquidating Trust Assets and responsibility for liquidating and administering (or abandoning, as the case may be) the Liquidating Trust Assets and taking actions on behalf of, and representing, the Liquidating Trust. The Liquidating Trustee shall be the representative of and fiduciary for the Estates as contemplated by Section 1123(b)(3)(B) of the Bankruptcy Code. The Liquidating Trustee shall have the rights and powers of a trustee appointed under Sections 702 and 1104 of the Bankruptcy Code to act on behalf of the Estates and the Liquidating Trust with regard to the administration of the Cases, the Property of the Estates, the Liquidating Trust, and the Liquidating Trust Assets. The Liquidating Trustee shall have the authority to bind the Liquidating Trust within the limitations set forth in the Liquidating Trust Agreement, this Plan and the Confirmation Order, but shall for all purposes hereunder be acting in the capacity of Liquidating Trustee and not individually. Within the limitations set forth in the Liquidating Trust Agreement and subject to the provisions of this Plan, the responsibilities and authority of the Liquidating Trustee, shall include, without limitation: (i) the making of Distributions to Holders of Allowed Claims as contemplated in this Plan; (ii) establishing and maintaining a Disputed Claims Reserve to be determined in accordance with § 7.4.2 of this Plan; (iii) conducting an analysis of Claims not already Allowed by prior Final Order of the Bankruptcy Court, and prosecuting objections thereto or settling or otherwise compromising such Claims if necessary and appropriate in accordance with this Plan; (iv) filing appropriate tax returns with respect to the Liquidating Trust in the exercise of its fiduciary obligations; (v) retaining Liquidating Trust Professionals; (vi) taking such actions as are necessary to prosecute, resolve or compromise, as appropriate, all Causes of Action assigned to the Liquidating Trust; (vii) opening, closing and maintaining new or existing bank accounts, letters of credit and other financial instruments; (viii) taking such actions as are necessary and reasonable to carry out the purposes of the Liquidating Trust; and (ix) filing (or causing to be filed) any documents necessary to effect the dissolution of each of the Debtors immediately upon the Effective Date and the execution of the Liquidating Trust Agreement.

(b)               The Liquidating Trustee shall consult with the Liquidating Trust Oversight Committee generally and shall obtain the consent or approval of the Liquidating Trust Oversight Committee as provided in the Liquidating Trust Agreement and in § 6.3 herein.

(c)               The Liquidating Trustee, in his reasonable business judgment and in an expeditious but orderly manner, shall liquidate and convert to Cash the non-Cash Liquidating Trust Assets, make timely Distributions and not unduly prolong the duration of the Liquidating Trust. The liquidation of the non-Cash Liquidating Trust Assets may be accomplished, either in whole or in part, by the prosecution, settlement, or sale of the non-Cash Liquidating Trust Assets, including Causes of Action, or any other means permitted by law.

(d)               The Liquidating Trustee shall file all required Post-Confirmation operating reports through the date the Chapter 11 Cases are closed (or a Final Decree is entered), or such other and further reports, statements or disclosures relating to the Liquidating Trust that are necessary or appropriate or as may be reasonably requested by the Liquidating Trust Oversight Committee. Without limiting the generality of the foregoing, the Liquidating Trustee shall file quarterly reports setting forth: (i) the compensation paid to the Liquidating Trustee; (ii) the fees and expenses reimbursed or paid to the Liquidating Trustee; (iii) the Professional Compensation paid to the Liquidating Trustee’s Professionals; (iv) the amount and number of Distributions made; (v) the amount of Disputed and Undeliverable Distributions, if any; (vi) the total amount or estimated value of the Liquidating Trust Assets remaining; (v) the proceeds of the Adversary Proceeding or any other lawsuit seeking the recovery of assets commenced by the Liquidating Trustee; and (vi) all fees and expenses paid in connection therewith.

6.2.9        Substitution of the Liquidating Trustee. After the Effective Date, the Liquidating Trustee shall be substituted in for the Debtors as the proper party in interest in all pending matters, including but not limited to (a) motions, contested matters or adversary proceedings pending in the Bankruptcy Court, and (b) all matters pending in any courts, tribunals, forums or administrative proceedings outside of the Bankruptcy Court, and the Liquidating Trustee is authorized to file such motions or other documents and take such actions are necessary or appropriate to effectuate such substitution consistent with this Plan and the Liquidating Trust Agreement. Without limiting the generality of the foregoing, the Liquidating Trustee shall specifically be substituted as the proper plaintiff in the Adversary Proceeding without need for further action or notice.

6.2.10    Compensation of the Liquidating Trustee. The Liquidating Trustee shall be compensated in accordance with the provisions of the Liquidating Trust Agreement.

6.2.11    Retention of Professionals. The Liquidating Trustee shall have the right to retain the services of attorneys, accountants, and other Professionals that are necessary to assist the Liquidating Trustee in the performance of its duties as Liquidating Trustee or otherwise under this Plan. The reasonable fees and expenses of such Professionals and the additional expenses of the Liquidating Trustee incurred in the performance of its duties as Liquidating Trustee under this Plan shall be paid by the Liquidating Trustee as a Liquidating Trust Expense from the Liquidating Trust Expense Reserve. Except as otherwise set forth herein and in the Liquidating Trust Agreement, approval of the Bankruptcy Court shall not be required for the Liquidating Trustee to retain or pay any such Professionals.

6.2.12    Liquidating Trust Expenses. All Liquidating Trust Expenses will be charged against and paid from the proceeds of the Liquidating Trust Assets, and the Liquidating Trustee will pay the same as and when due and payable; provided, however, that the Liquidating Trustee’s compensation and the Trustee Professional Fees (as defined in the Liquidating Trust Agreement) shall be payable only from the Liquidating Trust Expense Reserve, as set forth in the Liquidating Trust Agreement and in § 6.2.11 herein. The Liquidating Trustee will engage attorneys or other Professionals to prosecute Causes of Action and represent the Liquidating Trustee as set forth in this Plan and the Liquidating Trust Agreement. The Professionals retained by the Liquidating Trustee will submit periodic statements for services rendered and costs incurred to the Liquidating Trustee for review and approval, which approval shall be subject to review by the Liquidating Trust Oversight Committee. Any compensation paid to the Liquidating Trustee and its Professionals shall be set forth in the reports to be filed by the Liquidating Trustee as described in § 6.2.8(d) above. Likewise, any fees and expenses paid as part of the Adversary Proceeding (or any other suit commenced by the Liquidating Trustee) shall be set forth in the reports to be filed by the Liquidating Trustee, as described in § 6.2.8(d) above. Notwithstanding anything herein to the contrary, the fees and expenses of Special Litigation Counsel with respect to the Adversary Proceeding shall not be paid as Liquidating Trust Expenses and, instead, shall be payable first, and solely from the proceeds, if any, of and from the Adversary Proceeding, as approved by the Bankruptcy Court pursuant to the orders approving their employment as special counsel to the Liquidating Trustee, as amended, and without further application to, or order from, the Court. See [Docket Nos. 1038, 1338].

6.2.13    Liquidating Trust Accounts. The Liquidating Trustee shall maintain any and all funds, liquid Assets, and/or Cash in one or more segregated accounts for Distribution or for the Reserves, as applicable, solely in accordance with this Plan and Liquidating Trust Agreement.

6.2.14    Certain Tax Matters.

(a)               Purpose of the Liquidating Trust. The Liquidating Trust shall be established for the sole purpose of liquidating and distributing the Liquidating Trust Assets in accordance with Treasury Regulations § 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business. Accordingly, the Liquidating Trustee will, in an expeditious but orderly manner, liquidate and convert to Cash the Liquidating Trust Assets, make timely distributions to the Liquidating Trust Beneficiaries in accordance with this Plan and the Liquidating Trust Agreement and not unduly prolong its duration. Subject to definitive direction to the contrary from the IRS (but subject to the rights of the Liquidating Trustee to seek administrative and judicial review of any such direction), all parties shall treat the Liquidating Trust as a liquidating trust for all federal income tax purposes, except as otherwise provided for U.S. federal income tax purposes in the event the Liquidating Trustee timely elects to treat any portion of the Liquidating Trust as a “disputed ownership fund” pursuant to Section 1.468B-9(c)(2)(ii) of the Treasury Regulations. The Liquidating Trust shall not be deemed to be the same legal entity as any of the Debtors, but only the assignee of certain assets and liabilities of the Debtors and a representative of the Estates for delineated purposes within the meaning of Section 1123(b)(3) of the Bankruptcy Code.

(b)               Treatment of Liquidating Trust for Federal Income Tax Purposes; No Successor-in-Interest. The Liquidating Trust will not be deemed a successor-in-interest of the Debtors for any purpose other than as specifically set forth herein or in the Liquidating Trust Agreement. The Liquidating Trust is intended to be treated as a “liquidating trust” pursuant to Treasury Regulation § 301.7701-4(d) and as a “grantor trust” for federal income tax purposes, pursuant to Section 671 through 679 of the Internal Revenue Code of 1986, as amended (the “IR Code”). In the event that the Liquidating Trust shall fail or cease to qualify as a liquidating trust in accordance with Treasury Regulations Section 301.770194(d), the Liquidating Trustee shall take such action as he or she shall deem appropriate to have the Liquidating Trust classified as a partnership for federal tax purposes under Treasury Regulations Section 301.7701-3 (but not a publicly traded partnership within the meaning of Section 7704 of the IR Code), including, if necessary, creating or converting it into a Delaware limited partnership or limited liability company that is so classified. For federal income tax purposes, the Liquidating Trust Beneficiaries will be treated as the grantors and owners of the Liquidating Trust and, therefore, will be responsible for the payment of tax on their respective allocable share of the taxable income of the Liquidating Trust.

(c)               Valuation of Assets. As soon as reasonably practicable after the Effective Date, the Liquidating Trustee (to the extent that the Liquidating Trustee deems it necessary or appropriate after consultation with the Liquidating Trust Oversight Committee) will value the Liquidating Trust Assets based on the good faith determination of the value of such Liquidating Trust Assets. The valuation will be used consistently by all parties (including the Debtors, the Liquidating Trustee, and the Liquidating Trust Beneficiaries) for all federal income tax purposes. The Bankruptcy Court will resolve any dispute regarding the valuation of the Liquidating Trust Assets.

(d)               Investment Powers of the Liquidating Trustee. All funds held by the Liquidating Trustee shall be held in Cash or invested in demand and time deposits, such as certificates of deposit, having maturities of not more than one year, U.S. Treasury bills, or other temporary liquid investments all as more particularly described in the Liquidating Trust Agreement consistent with Section 345 of the Bankruptcy Code; provided, however, that the right and power of the Liquidating Trustee to invest Liquidating Trust Assets, the proceeds thereof, or any income earned by the Liquidating Trust, shall be limited to the right and power that a liquidating trust is permitted to exercise pursuant to the Treasury Regulations or as set forth in IRS rulings, notices, or other IRS pronouncements. The Liquidating Trustee may expend the Cash of the Liquidating Trust (x) as reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (y) to pay reasonable administrative expenses (including, but not limited to, any Taxes imposed on the Liquidating Trust) and (z) to satisfy other liabilities incurred by the Liquidating Trust in accordance with this Plan or the Liquidating Trust Agreement.

(e)               Disputed Ownership Fund. With the approval of the Liquidating Trust Oversight Committee, the Liquidating Trustee may make the election described in § 1.468B-9(c)(2)(ii) of the Treasury Regulations to treat any portion of the Liquidating Trust consisting of Disputed Claims as a “disputed ownership fund.” The Liquidating Trustee may also, to the extent permitted by law, make such an election for state and local income tax purposes. If the election is made to treat the Disputed Claims as a “disputed ownership fund,” then the Liquidating Trust may (i) allocate taxable income or loss to the Disputed Claims, with respect to any given taxable year (but only for the portion of the taxable year with respect to which such Claims are Disputed), and (ii) make Distributions from the Disputed Claims Reserve as, when, and to the extent, such Claims that are Disputed cease to be Disputed, whether by virtue of becoming Allowed or otherwise resolved. The Liquidating Trust Beneficiaries will be bound by such election, if made by the Trustee, and, as such, will, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), report consistently therewith.

6.2.15    Further Transactions. The Liquidating Trustee shall be authorized to execute, deliver, file, and/or record such contracts, instruments, releases, indentures, and other agreements or documents, and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. In order to facilitate the liquidation and distribution of the Estates and the wind-up of the Debtors’ affairs, on the Effective Date the Liquidating Trustee shall be deemed, by operation of law and the Confirmation Order and without need for any action by any person affiliated with the Debtors or any officer or director of the Debtors, to hold an irrevocable power of attorney on behalf of the Debtors and the Estates and with respect to all Assets of the Debtors and the Estates.

6.2.16    Dissolution of Liquidating Trust. The Liquidating Trust shall terminate after the Distribution of all Liquidating Trust Assets and the full performance of all other duties and functions of the Liquidating Trustee set forth herein and in the Liquidating Trust Agreement, or as otherwise ordered by the Bankruptcy Court. The Liquidating Trust shall terminate no later than the third anniversary of the Effective Date; provided, however, that, within six months prior to such date or any extended termination date, the Bankruptcy Court, upon motion by the Liquidating Trustee or other party in interest, may extend the term of the Liquidating Trust for a finite period if it is necessary to the liquidating purpose thereof.

6.3              Liquidating Trust Oversight Committee.

6.3.1        Appointment. The Confirmation Order shall confirm the appointment of the Liquidating Trust Oversight Committee, which shall begin to act on the Effective Date. The Liquidating Trust Oversight Committee shall consist of three (3) members, each of whom must, at all times, be the Holder of an Unsecured Claim. The initial members of the Liquidating Trust Oversight Committee shall be B.E. Capital Management Fund LP, Dalian Hoffen Biotechnique Co., Ltd, and 417 Fifth Avenue LLC. In the event of resignation, incapacitation, or death of any member of the Liquidating Trust Oversight Committee, the remaining members shall designate a successor from among the Holders of Unsecured Claims and shall re-constitute itself as a committee of three (3). Until any such vacancy is filled, the Liquidating Trust Oversight Committee shall function with reduced membership.

6.3.2        Fiduciary Duties. The fiduciary duties that applied to the Creditors’ Committee prior to the Effective Date shall apply to the Liquidating Trust Oversight Committee, as limited by the exculpations, indemnifications, releases and other protections provided in this Plan, the Liquidating Trust Agreement, and the Confirmation Order. The duties, rights and powers of the Liquidating Trust Oversight Committee shall terminate upon the dissolution of the Liquidating Trust pursuant to this Plan and the Liquidating Trust Agreement.

6.3.3        Rights and Powers. The Liquidating Trust Oversight Committee shall oversee the actions of the Liquidating Trustee in accordance with the terms of the Liquidating Trust Agreement. The Liquidating Trust Oversight Committee shall have the rights and powers set forth in the Liquidating Trust Agreement. The rights and powers shall include, but not be limited to, consulting with the Liquidating Trustee on: t

(a)               the Liquidating Trustee’s determination to not object to a Claim having a stated amount in excess of $250,000;

(b)               the settlement of (i) any Cause of Action in which the amount sought to be recovered exceeds $250,000 or (ii) any Disputed Claim having a stated amount in excess of $250,000 and to approve any release or indemnification to be given by the Liquidating Trustee in connection with any such settlement;

(c)               any sale of any Liquidating Trust Assets for a price in excess of $250,000;

(d)               investment of Cash or other Liquidating Trust Assets, except for investments in demand and time deposits, such as certificates of deposit, having maturities of less than one year and in U.S. Treasury bills;

(e)               the waiver of the attorney-client privilege by the Liquidating Trustee with respect to any Cause of Action or other litigation related matter; and

(f)                the election to treat any portion of the Liquidating Trust as a “disputed ownership fund” pursuant to § 1.468B-9(c)(2)(ii) of the Treasury Regulations.

If the Liquidating Trust Oversight Committee and the Liquidating Trustee are unable to reach agreement with respect to a matter described in subsection 6.3.3(a) –(f), then the Liquidating Trustee shall bring the matter before the Court for determination.

6.3.4        Unanimous Decisions. The Liquidating Trust Oversight Committee shall also have the absolute right and power to determine the following by the unanimous vote of all the members of the Liquidating Trust Oversight Committee:

(a)               to change the initial bond to be posted by the Liquidating Trustee; and

(b)               to petition the Bankruptcy Court to remove the Liquidating Trustee for Cause, or to select a successor Liquidating Trustee when a successor is required.

If the Liquidating Trust Oversight Committee is unable to reach a unanimous decision with respect to subsection (a) or (b), above, and such deadlock shall continue for a period of one (1) week, any member of the Liquidating Trust Oversight Committee shall have the right to move the Bankruptcy Court for appropriate relief.

6.3.5        No Compensation. Except for the reimbursement of reasonable actual costs and expenses incurred in connection with their duties as members of the Liquidating Trust Oversight Committee, including reasonable attorneys’ fees subject to review by the Liquidating Trustee, the members of the Liquidating Trust Oversight Committee shall serve without compensation. Such reasonable actual costs and expenses may be paid by the Liquidating Trustee as Liquidating Trust Expenses without approval by the Bankruptcy Court.

6.3.6        Objection to Fees. The Liquidating Trust Oversight Committee shall have the right, within ten (10) days from the delivery of a fee statement, to object to the fees of any Professional retained by the Liquidating Trustee, other than Special Litigation Counsel. Likewise, the Liquidating Trustee shall have the right, within ten (10) days from the delivery of a fee statement, to object to the fees of any Professional retained by the Liquidating Trust Oversight Committee. Any such objection shall be lodged by giving notice of the objection to the Professional seeking compensation or reimbursement. For an objection to be valid, it shall be in writing and set forth in detail the specific fees objected to and the basis for the objection. Any objection that remains unresolved fifteen (15) days after it is made may be submitted to the Bankruptcy Court for resolution. The uncontested portion of each invoice shall be paid within 20 days after its delivery to the Liquidating Trust Oversight Committee and/or the Liquidating Trustee, as applicable.

6.3.7        Removal of the Liquidating Trustee. In accordance with § 6.3.4(b) of this Plan, the Liquidating Trust Oversight Committee shall have the right to petition the Bankruptcy Court to remove the Liquidating Trustee for Cause. Upon such removal or upon the resignation or death of the Liquidating Trustee, the Liquidating Trust Oversight Committee may appoint a successor Liquidating Trustee, and, in that event, the Liquidating Trust Oversight Committee shall File with the Bankruptcy Court a notice of the appointment of the successor Liquidating Trustee.

6.4              Equity Committee Professional Compensation Claim Compromise. Twenty percent (20%) of the Equity Committee Professionals’ respective claims for compensation, pursuant to Sections 330(a)(1)(A) and 503(b) of the Bankruptcy Code, Allowed as set forth in § 3.1.3.(d) of this Plan, shall be subordinated in right to payment to Allowed General Unsecured Claims (such subordinated portions, the “Subordinated Equity Committee Professional Compensation Claims”); provided, that notwithstanding any other provision of this Plan, the proceeds of the Adversary Proceeding, net of all fees payable and expenses reimbursable to Special Litigation Counsel shall be distributed in the following order: first, to the Equity Committee Professionals, on a Pro Rata basis, in an amount sufficient to pay fifty percent (50%) of their respective Subordinated Equity Committee Professional Compensation Claims; second, to Holders of Allowed General Unsecured Claims, pursuant to § 4.2 of this Plan, in an amount sufficient to pay such Claims in full with interest at the federal judgment rate from the Petition Date; third, to the Equity Committee Professionals, on a Pro Rata basis, in an amount sufficient to pay the balance of their respective Subordinated Equity Committee Professional Compensation Claims; and fourth, to Holders of PRXI Equity Interests as of the Effective Date, pursuant to § 4.3 of this Plan. For the avoidance of doubt, no portion of the Equity Committee Professionals’ respective claims for reimbursement of expenses, pursuant to Sections 330(a)(1)(B) and 503(b) of the Bankruptcy Code, Allowed pursuant to § 3.1.3.(d) of this Plan, shall be subordinated, but rather, shall be paid on the Effective Date pursuant to § 3.1.1 of this Plan. In addition, as part of this Equity Committee Professional Compensation Claim Compromise, the members of the Equity Committee and the Equity Committee Professionals shall be named as Exculpated Parties pursuant to § 10.2 of this Plan.

6.5              Corporate Action. This Plan will be administered by the Liquidating Trustee and all actions taken under this Plan in the name of the Debtors shall be taken through the Liquidating Trustee. On the Effective Date, (a) the matters under this Plan involving or requiring corporate action of the Debtors or their subsidiaries, including, but not limited to, actions requiring a vote or other approval of the board of directors or shareholders and execution of all documentation incident to this Plan, shall be deemed to have been authorized by the Confirmation Order and to have occurred and be in effect from and after the Effective Date without any further action by the Bankruptcy Court or the officers or directors of the Debtors or their subsidiaries, and (b) the officers, directors, members, managers or any other Person exercising control over the affairs of the Debtors shall immediately cease to serve and be terminated and such authority shall be vested solely with the Liquidating Trustee without any further action by the Bankruptcy Court or the officers or directors of the Debtors or their subsidiaries.

6.6              Resignation of Directors and Officers. Upon the Effective Date, the Debtors’ officers, directors, members, managers or any other Person exercising control over the affairs of the Debtors shall be deemed to have resigned without the necessity of any further action or writing, and they shall be released from responsibilities, duties, and obligations arising after the Effective Date to the Debtors or their Creditors under this Plan and applicable law.

6.7              Dissolution of the Debtors. On and after the Effective Date, the Liquidating Trustee shall be authorized to take all actions reasonably necessary to dissolve the Debtors and their subsidiaries under applicable laws, including the laws of the jurisdictions in which they may be organized or registered, and to pay all reasonable costs and expenses in connection with such dissolutions, including the costs of preparing or Filing any necessary paperwork or documentation.

6.8              Dissolution of the Creditors’ Committee. On the Effective Date, the Creditors’ Committee shall dissolve automatically, whereupon its members, Professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except that such parties shall continue to be bound by any obligations arising under confidentiality agreements, joint defense/common interest agreements (whether formal or informal), and protective orders entered during the Chapter 11 Cases, which shall remain in full force and effect according to their terms.

6.9              Cancellation of Interests. On the Effective Date, all Equity Interests (including, without limitation, all promissory notes, stock, instruments, warrants, certificates and other documents evidencing any interest in the Debtors) shall be deemed automatically cancelled and surrendered and shall be of no further force, and the obligations of the Debtors thereunder or in any way related thereto, including any obligation of the Debtors to pay any franchise or similar type taxes on account of such Equity Interests, shall be discharged.

6.10          Confidentiality, Privilege. On and after the Effective Date, any confidentiality obligations, attorney-client privilege or other privilege or immunity attaching to any documents or communications shall vest in the Liquidation Trust and its representatives, and the Liquidating Trustee and its representatives shall not otherwise waive such confidentiality, privilege, or immunity without prior notice and a hearing before the Bankruptcy Court. The Debtors are authorized to take all actions they deem necessary to effectuate the transfer of such privilege, and any documents or communications that would otherwise be protected from discovery by virtue of any applicable privilege or immunity shall remain so protected. The Confirmation Order shall provide that the Liquidating Trustee's receipt of transferred privileges shall be without waiver in recognition of the joint and/or successorship interest in prosecuting claims on behalf of the Debtors’ Estates. If any privileged documents are inadvertently produced to third parties, such production shall not be deemed to destroy any privilege or be deemed a waiver of any confidentiality protections afforded to such privileged documents.

ARTICLE 7

distributions under this Plan

7.1              Generally. The Liquidating Trustee shall apply the Liquidating Trust Assets only in accordance with this Plan and the Liquidating Trust Agreement. The Liquidating Trustee shall make all Distributions provided for in this Plan from the Liquidating Trust Assets, including those to be paid on the Effective Date. The Liquidating Trustee shall not be required to seek approval of the Bankruptcy Court or any other court with respect to the administration of the Liquidating Trust, or as a condition to making any payment or Distribution out of the Liquidating Trust Assets; provided, however, that, with respect to any Distribution from any “disputed ownership fund” that the Liquidating Trustee may establish under § 1.468B-9(c)(2)(ii) of the Treasury Regulations, the Liquidating Trustee shall obtain Bankruptcy Court approval to the extent necessary to comply with the requirements of such Treasury Regulation. All Distributions and the Reserves described in this Article 7 shall be managed by the Liquidating Trustee in a manner that accounts for the priority of Distributions described in § 7.2, below.

7.2              Priority of Distributions.

7.2.1        Distribution of Cash. Cash available for Distributions pursuant to this Plan shall, subject to the terms of this Plan and the Liquidating Trust Agreement, be paid to Holders of Allowed Claims or allocated to the Reserves established by the Liquidating Trustee in the following order of priority:

First,	to all Holders of Allowed Administrative Expense Claims, subject to § 6.4 of this Plan, Allowed Priority Tax Claims and Allowed Priority Claims, and to allocate to the Disputed Claims Reserve and Administrative and Priority Claims Reserve as provided for in §§ 7.4.2 and 7.4.3 of this Plan; and

Second,	to outstanding Liquidating Trust Expenses, and to allocate to the Liquidating Trust Expense Reserve as provided for in § 7.4.1 of this Plan.

7.2.2        Distribution of Net Distributable Assets. Thereafter, subject to § 6.4 of this Plan, all Net Distributable Assets shall be paid Pro Rata to all Holders of Allowed Unsecured Claims on an interim and final basis in accordance with §§ 7.3.2 and 7.3.3 of this Plan.

7.3              Timing of Distributions.

7.3.1        Distributions on Allowed Administrative Expense Claims, Priority Tax Claims, and Priority Claims. Except as otherwise provided in this Plan, each Holder of an Allowed Administrative Expense Claim, Allowed Priority Tax Claim and Allowed Priority Claim against any Debtor shall be entitled to a Distribution of Cash from the Liquidating Trust Assets as soon as practicable after the later of (a) the Effective Date and (b) the date upon which any such Claim becomes an Allowed Claim.

7.3.2        Interim Distributions on Allowed Unsecured Claims. Holders of Allowed Unsecured Claims shall be entitled to an initial Distribution from the Net Distributable Assets in an amount to be determined by the Liquidating Trustee (but, in any event, no more than each such Holder’s Pro Rata Share) and may also receive subsequent Distributions from the Net Distributable Assets on account of each such Holder’s Allowed Unsecured Claim; provided that any such Distribution must be warranted, economical and not unduly burdensome to the Liquidating Trust; and, provided further, the Liquidating Trustee has allocated adequate funds to the Reserves, as applicable, and the Reserves will remain adequate after any such interim Distribution is made.

7.3.3        Final Distributions on Allowed Unsecured Claims. After (a) the payment of all Liquidating Trust Expenses, Administrative Expense Claims, Priority Tax Claims and Priority Claims, (b) the prosecution, settlement, or abandonment of all Causes of Action, (c) the allowance or disallowance of all Claims against the Estates, and (d) the liquidation or abandonment of all other Liquidating Trust Assets, the Holders of all Allowed Unsecured Claims shall be entitled to a Pro Rata Distribution of all remaining Net Distributable Assets pursuant to the terms of this Plan and the Liquidating Trust Agreement, until the earlier of: (y) all such Allowed Unsecured Claims are paid in full and (z) the Net Distributable Assets are exhausted.

7.4              Reserves.

7.4.1        Liquidating Trust Expense Reserve. On the Effective Date, the Liquidating Trustee shall establish the Liquidating Trust Expense Reserve to ensure that the Liquidating Trust will have sufficient funds to pay certain Liquidating Trust Expenses that may arise from time to time in connection with the administration of the Liquidating Trust. The initial amount of the Liquidating Trust Expense Reserve shall be estimated and funded in accordance with § 3.4 of the Liquidating Trust Agreement.

7.4.2        Disputed Claims Reserve. In addition to the Liquidating Trust Expense Reserve, the Liquidating Trustee shall establish a Disputed Claims Reserve. The Disputed Claims Reserve shall be for the payment of any Disputed Claim, to the extent such Disputed Claim becomes an Allowed Claim against the Debtors. The amount set aside in the Disputed Claims Reserve for any such Disputed Claim shall be the amount that would be distributed on account of such Claim if it were an Allowed Claim in the lower of: (a) (i) the amount set forth in the Proof of Claim Filed by the Holder of such Claim, or (ii) if no Proof of Claim has been Filed, the Scheduled amount set forth for such Claim if it is shown on the Schedules as being noncontingent, liquidated, and undisputed; and (b) the estimated amount of such Claim for Distribution purposes, as determined by the Bankruptcy Court pursuant to § 8.5 of this Plan.

7.4.3        Administrative and Priority Claims Reserve. In addition to the Liquidating Trust Expense Reserve and the Disputed Claims Reserve, the Liquidating Trustee shall establish an Administrative and Priority Claims Reserve. The Administrative and Priority Claims Reserve shall be for the payment of all Administrative Expense Claims, Priority Claims, and Priority Tax Claims that are Allowed but unpaid, other than Subordinated Equity Committee Professional Compensation Claims, regardless of whether such Claim is Allowed (but unpaid) before, on, or after the Effective Date. The amount of the Administrative and Priority Claims Reserve shall be based on the Liquidating Trustee’s good faith estimate of the amount necessary to pay all present and anticipated Allowed Administrative Expense Claims, Priority Claims, and Priority Tax Claims against the Debtors, other than Subordinated Equity Committee Professional Compensation Claims. Notwithstanding anything to the contrary in the foregoing, funding for all Administrative Expense Claims, Priority Claims, and Priority Tax Claims that are Disputed shall be allocated pursuant to § 7.4.2 of this Plan.

7.5              Cancellation of Equity Interests. On the Effective Date, all Equity Interests, including all promissory notes, stock, instruments, warrants, certificates and other documents evidencing any PRXI Equity Interest or Subsidiary Equity Interest shall be deemed automatically cancelled and surrendered.

7.6              Manner or Distribution. Notwithstanding any other provisions of this Plan or the Liquidating Trust Agreement providing for a Distribution or payment in Cash, at the option of the Liquidating Trustee, any Distributions under this Plan may be made either in Cash, by check drawn on a domestic bank, by wire transfer, or by ACH. Notwithstanding any other provisions of this Plan to the contrary, no payment of fractional cents will be made under this Plan. Any Cash Distributions or payments will be issued to Holders of Allowed Claims in whole cents (rounded to the nearest whole cent when and as necessary).

7.7              Delivery of Distributions. Except as otherwise provided in this Plan, Distributions to Holders of Allowed Claims shall be made by the Debtors, if before the Effective Date, or the Liquidating Trustee, if on or after the Effective Date, (i) at the addresses set forth on any Proof of Claim or Filed by such Holder (or at the last known address of such Holder if no motion requesting payment or Proof of Claim or is Filed or the Debtors or the Liquidating Trustee have been notified in writing of a change of address), (ii) at the addresses set forth in any written notices of address changes Filed with the Bankruptcy Court and served on the Liquidating Trustee by such Holder after the date of any related Proof of Claim, or (iii) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and no written notice of address change has been Filed by such Holder with the Bankruptcy Court and served on the Liquidating Trustee.

7.8              Undeliverable Distributions. If any Distribution or other payment to the Holder of an Allowed Claim under this Plan is returned for lack of a current address for the Holder or otherwise (as such, an “Undeliverable Distribution”), the Liquidating Trustee shall file with the Bankruptcy Court the name, if known, and last known address of the Holder and the reason for its inability to make payment. If, after the passage of 90 days, the attempted Distribution remains an Undeliverable Distribution, the Liquidating Trustee shall distribute to the Holders of Allowed Claims in the appropriate Class the amount of the Undeliverable Distribution, and the Allowed Claim giving rise to the Undeliverable Distribution shall be deemed satisfied and released, with no recourse to the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Assets, to the same extent as if the Undeliverable Distribution had been made to the corresponding Holder of the Allowed Claim.

7.9              Setoffs and Recoupments. The Debtors, if before the Effective Date, or the Liquidating Trustee, if on or after the Effective Date, may, to the extent permitted by Section 558 of the Bankruptcy Code or applicable non-bankruptcy law, but shall not be required to, set off against or recoup from any Claim on which payments or Distributions are to be made pursuant to this Plan, any Causes of Action of any nature whatsoever that the Debtors, the Estates, or the Liquidating Trust may have against the Holder of such Claim; provided, however, that neither the failure to effect such offset or recoupment nor the allowance of any Claim shall constitute a waiver or release by the Debtors, the Estates, or the Liquidating Trust of any right of setoff or recoupment that the Debtors, the Liquidating Trust or the Estates may have against the Holder of such Claim, nor of any other Cause of Action.

7.10          Distributions in Satisfaction; Allocation. Except for the obligations expressly imposed by this Plan and the property and rights expressly retained under this Plan, if any, the Distributions and rights that are provided in this Plan shall be in complete satisfaction and release of all Claims against, Liabilities in, Liens on, obligations of and Interests in the Debtors, their Estates, the Liquidating Trust, or the Liquidating Trust Assets, whether known or unknown, that arose or existed prior to the Effective Date.

7.11          No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary contained in this Plan, no Holder of an Allowed Claim shall receive in respect of that Claim any Distribution in excess of the Allowed amount of that Claim.

7.12          No Interest on Claims. Unless otherwise specifically provided for in this Plan, postpetition interest shall not accrue or be paid on any Claim, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. In addition, and without limiting the foregoing or any other provision of this Plan, Confirmation Order or Liquidating Trust Agreement, interest shall not accrue on or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final Distribution is made when and if such Disputed Claim becomes an Allowed Claim.

7.13          Withholding Taxes. The Debtors, if before the Effective Date, and the Liquidating Trustee, if on or after the Effective Date, shall be entitled to deduct any federal, state or local withholding taxes from any payments or Distributions under this Plan. As a condition to making any Distribution under this Plan, the Debtors, if before the Effective Date, and the Liquidating Trustee, if on or after the Effective Date, may require that the Holder of an Allowed Claim provide such Holder’s taxpayer identification number and such other information and certification as may be deemed necessary for the Debtors, if before the Effective Date, and the Liquidating Trustee, if on or after the Effective Date, to comply with applicable tax reporting and withholding laws. Failure of a Holder of any Allowed Claim to provide such Holder’s taxpayer identification number and such other information and certification may result in forfeiture of such Holder’s right to Distributions in respect of its Claim.

ARTICLE 8

procedures for resolving disputed claims

8.1              No Distributions on Disputed Claims. Notwithstanding any other provisions of this Plan, no payments or Distributions shall be made on account of a Disputed Claim until and unless such Claim becomes an Allowed Claim. In lieu of Distributions under this Plan to Holders of Disputed Claims, a Disputed Claims Reserve shall be maintained by the Liquidating Trustee for payment of any Disputed Claim which becomes an Allowed Claim. Distributions on account of any Disputed Claim that has become an Allowed Claim shall be made within the time periods provided above in Article 7 of this Plan, or as soon as is reasonably practicable following allowance of the Claim.

8.2              Proof of Claim Filed for Scheduled Claim. As set forth in Bankruptcy Rule 3003(c)(4), if a Proof of Claim is filed by any Creditor asserting a Claim for the same obligation which had previously been listed for such Creditor by the Debtors on the Schedules, then the Scheduled Claim shall be deemed a Disallowed Claim without the need for the Debtors, the Liquidating Trustee or any party in interest to file an objection to such Scheduled Claim. The Claim asserted in the Proof of Claim shall be deemed to replace such Scheduled Claim and shall ultimately become an Allowed Claim, a Disputed Claim or a Disallowed Claim pursuant to the procedures set forth in this Plan.

8.3              Resolution of Claims under Materiality Threshold. Subsequent to the Effective Date, the Liquidating Trustee shall have the authority to settle and resolve a Disputed Claim that was originally asserted in an amount equal to or less than $250,000.00 upon such terms and conditions as the Liquidating Trustee deems appropriate and in the best interests of the Estates. Any such compromise and settlement shall be deemed final and binding upon all parties in interest in the Chapter 11 Cases. The Liquidating Trustee shall not have any obligation to provide notice to or file and serve pleadings upon any such parties in interest, and shall not have any requirement to obtain Court approval, in connection with compromising, settling, or otherwise resolving these Claims.

8.4              Resolution of Claims above Materiality Threshold. With respect to any Disputed Claim that was originally asserted in an amount that exceeds $250,000.00, the Liquidating Trustee shall have the authority to compromise and settle any such Claim on such terms as the Liquidating Trustee deems appropriate and in the best interests of the Estates, subject to the approval of the Liquidating Trust Oversight Committee pursuant to § 6.3.3 of this Plan, by providing Designated Notice of any such proposed compromise and a reasonable opportunity to object thereto. If a party in interest files a written objection with the Court in the Chapter 11 Cases with respect to any proposed compromise of any Disputed Claim, and serves a copy of said objection upon the Liquidating Trustee and his or her counsel, within twenty-one (21) days from the service of Designated Notice of the proposed compromise, then the Court shall schedule a hearing with respect to said objection. If no objection is timely filed and served, the Liquidating Trustee may compromise and settle any Disputed Claim without further authorization. The Liquidating Trustee may file motions which seek to compromise more than one Claim.

8.5              Estimation of Claims. The Debtors, if before the Effective Date, and the Liquidating Trustee, if on or after the Effective Date, may request that the Bankruptcy Court estimate any Contingent or unliquidated Claim to the extent permitted by Section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Liquidating Trustee have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall have jurisdiction to estimate any Claim at any time during litigation concerning any objection to such Claim, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any Contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on the Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Claim, the Liquidating Trustee may elect to object to the ultimate allowance of the Claim or seek to reduce and allow the Claim (as reduced). All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

ARTICLE 9

TReatment of Executory contracts and unexpired leases

9.1              Rejection of Contracts and Leases. Subject to the exceptions set forth in Section 9.2, below, on and after the Effective Date, each Executory Contract and Unexpired Lease entered into by the Debtors prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be deemed rejected pursuant to Section 365 of the Bankruptcy Code, and written notice will be provided to each such counterparty of such deemed rejected contract or lease (together with a statement of the date by which any Proof of Claim must be filed). Each such contract and lease will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. The entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code and that the rejection thereof is in the best interest of the Debtors, their Estates and all parties in interest in the Chapter 11 Cases.

9.2              Exceptions to Rejection. The following Executory Contracts and Unexpired Leases shall not be rejected pursuant to this Plan: all Executory Contracts and Unexpired Leases that the Debtors either (i) previously assumed, and/or assumed and assigned (specifically including, but not limited to, the contracts and leases set forth on Exhibit A of the Notice of Assumption and Assignment of Executory Contract or Unexpired Lease [Docket No. 1323]), (ii) rejected, each as provided for by an order of the Bankruptcy Court, or (iii) assumed and/or assigned in this Plan.

9.3              Rejection Claims. Claims created by the rejection of Executory Contracts and Unexpired Leases pursuant to § 9.1 of this Plan, or the expiration or termination of any Executory Contract or Unexpired Lease prior to the Effective Date (collectively, “Rejection Claims”), must be filed with the Bankruptcy Court and served on the Liquidating Trustee no later than thirty (30) days after the Effective Date (the “Rejection Objection Deadline”).

9.3.1        Timely Filed Rejection Claims. Unless otherwise ordered by the Bankruptcy Court, all Rejection Claims that are filed on or before the Rejection Objection Deadline shall be treated as Unsecured Claims under this Plan and shall be subject to the provisions of Article 4 of this Plan.

9.3.2        Tardy Rejection Claims. All Rejection Claims that are filed after the Rejection Objection Deadline (or not filed at all) shall be deemed Disallowed without the need for any action or formal objection by the Liquidating Trustee or any other party in interest, and shall be forever barred from assertion against the Debtors, their Estates, the Liquidating Trust, and the Liquidating Trust Assets, unless otherwise ordered by the Bankruptcy Court or provided herein.

9.3.3        Employment Agreements and Benefit Programs

(a)               Employment Agreements. Except to the extent previously rejected by Final Order of the Bankruptcy Court on or before the Effective Date, all employment and severance agreements between the Debtors and their employees entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are rejected under § 9.1 of the Plan. Any Claim arising out of such rejection shall be treated in accordance with § 9.3 of the Plan.

(b)               Employee Benefit Plans. Except and to the extent previously rejected by Final Order of the Bankruptcy Court on or before the Effective Date, all Employee Benefit Plans entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are rejected under § 9.1 of the Plan. Any Claim arising out of such rejection shall be treated in accordance with § 9.3 of the Plan.

ARTICLE 10

Plan injunction, exculpation, and release

10.1          Plan Injunction. Except as otherwise expressly provided in this Plan, the Plan Supplement, documents executed pursuant to this Plan, or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold, or may hold Claims against or Interests in the Debtors or the Estates that arose prior to the Effective Date (including any Governmental Authority, but solely to the extent such Governmental Authority received notice of the Plan and Disclosure Statement) shall be permanently enjoined from, on account of such Claims or Interests, taking any of the following actions, either directly or indirectly, against or with respect to any Debtor, any Estate, the Exculpated Parties, the Liquidating Trust, the Liquidating Trustee, or any of their respective properties or assets: (i) commencing or continuing in any manner any action or other proceeding of any kind; (ii) enforcing, executing, collecting, or recovering in any manner any judgment, award, decree, or order, or attaching any property pursuant to the foregoing; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind; (iv) asserting or effecting any setoff, recoupment, or right of subrogation of any kind against any Claim or Cause of Action; (v) enjoining or invalidating any foreclosure or other conveyance of any Property of the Liquidating Trust or of the Debtors; (vi) interfering with or in any manner whatsoever disturbing the rights and remedies of the Liquidating Trust, the Debtors or the Estates under this Plan and the Plan documents and the other documents executed in connection therewith; and (vii) taking any act, in any manner, in any place whatsoever, that does not conform to, comply with, or that is inconsistent with any provision of this Plan. This injunction shall not enjoin or prohibit (i) the holder of a Disputed Claim from litigating its right to seek to have such Disputed Claim declared an Allowed Claim and paid in accordance with the Distribution provisions of this Plan or (ii) any party in interest from seeking the interpretation or enforcement of any of the obligations of the Debtors, the Liquidating Trustee, or the Liquidating Trust under this Plan. The Liquidating Trustee shall have the right to independently seek enforcement of this Plan Injunction provision. This Plan Injunction provision is an integral part of this Plan and is essential to its implementation.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan. Each Holder of an Allowed Claim, by accepting, or being eligible to accept, Distributions under such Claim, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article 10 of the Plan.

Notwithstanding the foregoing, the Plan Injunction shall not include or be effective against Mark A. Sellers, Douglas Banker, Richard Kraniak, or Jack H. Jacobs (the “Pre-Merger D&Os”), unless and until that certain Settlement Agreement by and between: (i) Mark C. Healy, the Responsible Person; (ii) Mark A. Sellers, Douglas Banker, Richard Kraniak, and Jack H. Jacobs; and (iii) National Union Fire Insurance Company of Pittsburgh, Pa (the “Insurer”), related to the Adversary Proceeding (the “D&O Settlement”), is approved by a final, non-appealable Order of the Bankruptcy Court (the “D&O Settlement Effective Date”). In the event the D&O Settlement is not approved by the Bankruptcy Court and the D&O Settlement Effective Date does not occur, the Pre-Merger D&Os shall be excluded from the Plan Injunction.

Additionally, and notwithstanding the foregoing, Daoping Bao, Michael Evans, Sid Dutchak, Mingcheng Tao, Jerome Henshall, Mark Bains, and Guo “David” Ding (the “Post-Merger D&Os”) are specifically excluded from the Plan Injunction, and the Plan Injunction shall not enjoin any action against them. For the avoidance of any doubt, the Responsible Person, Liquidating Trustee, and any successor fiduciary retain any and all rights and causes of action against the Post-Merger D&Os, including but not limited to in connection with the Adversary Proceeding.

10.2          Exculpation from Liability. To the fullest extent permissible under applicable law, (i) effective as of the Effective Date, the Debtors, Jessica Leigh Sanders, in her capacity as an officer of the Debtors, the Debtors’ Professionals (acting in such capacity), the members of the Creditors’ Committee (acting in such capacity) and the Creditors’ Committee’s Professionals (acting in such capacity), and the members of the Equity Committee (acting in such capacity) and the Equity Committee’s Professionals (acting in such capacity) and (ii) effective as of the D&O Settlement Effective Date with respect to the Pre-Merger D&Os (collectively referred to herein as the “Exculpated D&O Parties”, and with the Debtors, Jessica Leigh Sanders, in her capacity as an officer of the Debtors, the Debtors’ Professionals (acting in such capacity), the members of the Creditors’ Committee (acting in such capacity), the Creditors’ Committee’s Professionals (acting in such capacity), and the members of the Equity Committee (acting in such capacity) and the Equity Committee's Professionals (acting in such capacity), collectively the “Exculpated Parties”)) are hereby released and exculpated from any Claim, obligation, Cause of Action, or liability of any kind whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law or in equity, for any action taken or omitted to be taken, in connection with or related to the formulation, preparation, dissemination, or confirmation of this Plan, including solicitation of acceptances thereto, the Disclosure Statement, any Plan Supplement, or any contract, instrument, release, or other agreement or document created or entered into, including without limitation the Purchase Agreement, or any other act taken or omitted from being taken, in connection with the Sale, this Plan or these Chapter 11 Cases, including but not limited to the commencement and administration of these Chapter 11 Cases, the sale of assets, the arranging for post-petition financing, the prosecution and defense of contested matters and adversary proceedings, the settlement of Claims, and the disbursement of funds (including, for the avoidance of doubt, providing any legal opinion requested by any Person regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), or any other post-petition act taken or omitted to be taken in connection with or in contemplation of the restructuring or liquidation of the Debtors, in each case except for actual fraud, willful misconduct, or gross negligence in connection with the Plan or the Chapter 11 Cases, each solely to the extent as determined by a Final Order of a court of competent jurisdiction; provided, however, that in all respects the Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel and financial advisors with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the restructuring of Claims and Interests in the Chapter 11 Cases and in connection with the transactions contemplated herein, including the Sale, the negotiation, formulation, or preparation of the agreements, instruments, or other documents pursuant to the Plan or the Sale, and the solicitation and distribution of the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding the foregoing, this exculpation shall not release any obligation or liability of any party under the Plan or any document, instrument, or agreement (including those set forth in any Plan Supplement) executed to implement the Plan. In furtherance of the foregoing, the Exculpated Parties shall have the fullest protection afforded under Section 1125(e) of the Bankruptcy Code and all applicable law from liability for violation of any applicable law, rule or regulation governing the solicitation of acceptance or rejection of a Plan or the offer, issuance, sale or purchase of securities. This Exculpation from Liability provision is an integral part of this Plan and is essential to its implementation.

For the avoidance of any doubt, the Pre-Merger D&Os shall not be released or exculpated, and are specifically excluded from the Exculpated Parties, unless and until the occurrence of the D&O Settlement Effective Date. In the event the D&O Settlement is not approved by the Bankruptcy Court and the D&O Settlement Effective Date does not occur, the Pre-Merger D&Os shall not be released or exculpated under this Section 10.2 of the Plan or otherwise.

Additionally, for the avoidance of any doubt, the Post Merger D&Os, shall not be and are not released or exculpated under Section 10.2 of the Plan or otherwise. The Responsible Person, Liquidating Trustee, and any successor fiduciary retain any and all rights and causes of action against the Post-Merger D&Os, including but not limited to in connection with the Adversary Proceeding, and nothing in this Plan or the Confirmation Order shall be construed to enjoin any rights, claims, or causes of action against the Post-Merger D&Os, or to release or exculpate the Post-Merger D&Os, in connection with the Adversary Proceeding, or otherwise.

10.3          Preservation of Insurance. Notwithstanding anything to the contrary in the Plan, the Plan Supplement (if any), any bar date notice, or claim objection, and any other document related to any of the foregoing, all insurance policies pursuant to which the Debtors have any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Debtors and assigned to the Liquidating Trust, and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies (and the proceeds thereof) shall vest in the Liquidating Trust. For the avoidance of doubt, nothing in this Plan, the Plan Supplement (if any), or otherwise shall diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, including, without limitation, its current and former officers and directors, or any other Person.

10.4          Continuation of Automatic Stay. The automatic stay arising out of Section 362(a) of the Bankruptcy Code shall continue in full force and effect pursuant to Section 362(c)(2) of the Bankruptcy Code. The Court shall have the power to grant such additional and supplemental stays as may be necessary or appropriate to protect and preserve the Assets of the Debtors, the Estates and/or the Liquidating Trust or to permit the just and orderly administration of the Estates.

10.5          Binding Effect of Plan. Except as otherwise provided in Section 1141(d)(3) of the Bankruptcy Code, on and after the Confirmation Date, subject to the occurrence of the Effective Date, the provisions of this Plan shall bind any Holder of a Claim against, or Interest in, the Debtors, the Estates and their respective successors or assigns, whether or not the Claim or Interest of such Holder is Impaired under this Plan, whether or not such Holder has accepted this Plan and whether or not the Holder has Filed a Claim.

10.6          No Liability for Tax Claims. Unless a taxing Governmental Authority has asserted a Claim against the Debtors before the Bar Date or Administrative Expense Claim Bar Date established therefore, no Claim of such Governmental Authority shall be Allowed against the Debtors, the Estates, the Liquidation Trust, the Liquidating Trustee, or their directors, officers, employees or agents for Taxes, penalties, interest, additions to tax or other charges arising out of (a) the failure, if any, of the Debtors, or any other Person or Entity to have paid tax or to have filed any tax return (including any income tax return or franchise tax return) in or for any prior year or period, or (b) an audit of any return for a period before the Petition Date. The entry of the Confirmation Order shall be deemed to be a determination that no provision of this Plan has avoidance of Taxes as a principal purpose, and the Confirmation Order shall so provide.

10.7          No Liability for Untimely Administrative Expense Claims. Holders of Administrative Expense Claims (including Holders of any Claims for Post-petition Taxes) that do not file an application or other Bankruptcy Court-approved pleading by the Administrative Expense Claims Bar Date will be forever barred from asserting such Administrative Expense Claims against the Debtors, the Estates, the Liquidating Trust, or any of their respective Property.

10.8          Regulatory or Enforcement Actions. Nothing in this Plan shall restrict any federal government regulatory agency from pursuing any regulatory or police enforcement action or performing its statutory duties against any Person or Entity in any forum, but only to the extent not prohibited by the automatic stay of Section 362 of the Bankruptcy Code or discharged or enjoined pursuant to Section 524 or 1141(d) of the Bankruptcy Code. Nothing contained in this § 10.8 is intended to, nor shall it, supersede or alter any applicable provisions of the Bankruptcy Code.

ARTICLE 11

modification of this Plan

11.1          Preconfirmation Amendment. The Debtors reserve the right, pursuant to Section 1127(a) of the Bankruptcy Code, to amend or modify this Plan prior to the Confirmation of this Plan. This Plan may be modified, without notice or hearing, or on such notice and hearing as the Court deems appropriate, if the Court finds that the proposed modification does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard to the proposed modification. Without limiting the foregoing, this Plan otherwise may be modified after notice and hearing. In the event of modification at or before Confirmation, any votes in favor of this Plan shall be deemed to be votes in favor of this Plan as modified, unless the Court finds that the proposed modification materially and adversely affects the rights of the parties in interest that cast such votes.

11.2          Post-Confirmation Amendment Not Requiring Resolicitation. After the entry of the Confirmation Order, the Debtors may modify this Plan to remedy any defect or omission or to reconcile any inconsistencies in this Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of this Plan, provided (i) the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing, and (ii) such modification shall not materially and adversely affect the interests, rights, or treatment, of any Class under this Plan.

11.3          Post-Confirmation Amendment Requiring Resolicitation. After the Confirmation Date and before the Effective Date of this Plan, the Debtors may modify this Plan in a way that materially or adversely affects the interests, rights, treatment, or Distributions of a class of Claims, provided: (i) the modified Plan meets applicable Bankruptcy Code requirements; (ii) the Debtors obtain Bankruptcy Court approval for such modification, after notice to all Creditors entitled to receive notice pursuant to the Bankruptcy Code and the Bankruptcy Rules and a hearing; (iii) such modification is accepted by at least two-thirds in amount, and more than one-half in number, of Allowed Claims voting in each Class affected by such modification; and (iv) the Debtors comply with Section 1125 of the Bankruptcy Code with respect to the modified Plan.

ARTICLE 12

retention of jurisdiction

12.1          Notwithstanding Confirmation of this Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction and authority for all purposes permitted under applicable law, including, without limitation, for the following purposes:

(a)               to determine any motion, adversary proceeding, Avoidance Action, application, contested matter, or other litigated matter pending on or commenced after the Confirmation Date;

(b)               to hear and determine applications for the assumption or rejection of Executory Contracts or Unexpired Leases and the allowance, estimation, or payment of Rejection Claims and Cure Amounts resulting therefrom;

(c)               to ensure that Distributions to Holders of Allowed Claims are accomplished as provided herein and to adjudicate any and all disputes arising from or relating to Distributions under this Plan;

(d)               to hear and determine objections to the allowance of Claims, whether Filed, asserted, or made before or after the Effective Date, including, without limitation, to hear and determine objections to the classification of Claims and the allowance or disallowance of Disputed Claims, in whole or in part;

(e)               to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim; provided, however, that the District Court shall have jurisdiction to estimate any Claim that cannot be estimated by the Bankruptcy Court;

(f)                to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)               to determine any matter (other than those matters that are subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Virginia in the admiralty action styled R.M.S. Titanic, Inc. v. The Wrecked and Abandoned Vessel, Case No. 2:93-cv-902, including, but not limited to, the Admiralty Order) (i) under the Purchase Agreement; (ii) in connection with the Sale Transaction; or (iii) the Sale Order;

(h)               to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(i)                 to hear and determine any application to modify this Plan in accordance with Section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(j)                 to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Plan Supplement, the Confirmation Order or any transactions or payments contemplated hereby or thereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(k)               to take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate this Plan and the Liquidating Trust Agreement, including any release or injunction provisions set forth herein, or to maintain the integrity of this Plan following consummation;

(l)                 to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m)             to hear and determine matters concerning Taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

(n)               to enter a Final Decree closing the Chapter 11 Cases;

(o)               to recover all Assets of the Debtors and the Liquidating Trust, and Property of the Estates, wherever located;

(p)               to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors and/or the Liquidating Trust pursuant to the Bankruptcy Code or pursuant to any statute or legal theory;

(q)               to hear and determine any matters for which jurisdiction was retained by the Bankruptcy Court pursuant to prior orders; and

(r)                to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code, title 28 of the United States Code, and other applicable law.

12.2          Courts of Competent Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of this Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE 13

conditions to confirmation and effective date

13.1          Condition Precedent to Confirmation. This Plan may not be confirmed unless the Confirmation Order is entered in a form reasonably acceptable to the Debtors and provides for, among other things, the limited consolidation of the Debtors in accordance with § 6.1, above.

13.2          Conditions Precedent to Occurrence of Effective Date. The Effective Date for this Plan may not occur unless each of the conditions set forth below is satisfied. Any one or more of the following conditions may be waived in whole or in part at any time by the Debtors:

(a)               The Bankruptcy Court shall have entered the Confirmation Order and it shall not have been stayed, modified, or vacated on appeal;

(b)               The Confirmation Order shall provide for the releases, injunctions, and exculpation of the Persons provided for by this Plan in Article 10;

(c)               Mark Healy or his designee shall have been appointed as Liquidating Trustee and shall have accepted to act in such capacity in accordance with the terms and conditions of this Plan;

(d)               All actions, documents, and agreements necessary to implement and consummate this Plan shall have been affected or executed and binding on all parties thereto; and

(e)               All governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by this Plan shall have been obtained, not be subject to unfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions.

13.3          Effect of Nonoccurrence of the Conditions Precedent to Occurrence of Effective Date. If each of the conditions to the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day after 90 days after the Confirmation Date, or by such later date as is approved, after notice and a hearing, by the Bankruptcy Court, then upon motion by any party in interest made before the time that each of the conditions has been satisfied or duly waived, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to occurrence of the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant this Plan, then this Plan shall be null and void in all respects, and nothing contained in this Plan shall (a) constitute a waiver or release of any claims by or against the Debtors, or (b) prejudice in any manner the rights of the Debtors or of any other party in interest.

ARTICLE 14

miscellaneous

14.1          Objections to Claims. On and after the Effective Date, the Liquidating Trustee shall have the exclusive right to make, file and prosecute objections to Disputed Claims (whether scheduled or filed). All such objections shall be filed within one hundred eighty (180) days after the Confirmation Date (the “Claims Objection Deadline”); however, the Liquidating Trustee may seek extensions of this one hundred eighty (180) day period following Designated Notice. If a party in interest files a written objection with the Bankruptcy Court with respect to any proposed extension of time and serves a copy of said objection upon the Liquidating Trustee, and his or her counsel within ten (10) days from the service of Designated Notice of the proposed extension, then the Bankruptcy Court shall schedule a hearing with respect to said objection and the deadline for the Liquidating Trustee to object to Claims as authorized under this Plan, shall be deemed extended through the conclusion of such hearing. If no objection is timely filed and served, the proposed extension is granted without further authorization. The failure to object to any Claim prior to the commencement of the hearing on Confirmation of this Plan shall not be deemed to be a waiver of the right to object thereafter to such Claim in whole or in part for the purpose of Distribution.

14.2          Further Actions. Pursuant to Bankruptcy Code Section 1142(b), the Confirmation Order shall act and operate as an order of the Bankruptcy Court directing the Debtors, the Liquidating Trustee and/or any other necessary parties to execute and deliver or join in the execution and delivery of any instrument required to affect any transfer and to perform any other act, including the satisfaction of any Lien, that is necessary for the consummation of this Plan. Any transfer taxes arising from transfers of property ordered or made pursuant to this Plan shall be treated in accordance with Section 1146 of the Bankruptcy Code.

14.3          Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply, the laws of the State of Florida shall govern the rights and obligations arising under this Plan, without giving effect to principles of conflicts of law of Florida.

14.4          Continuing Effect of Sale Order and Admiralty Order. Notwithstanding anything in this Plan to the contrary, the Sale Order and any and all related documents (including but not limited to the Purchase Agreement) and Admiralty Order shall not be modified, limited, or amended by this Plan.

14.5          Waiver of Bankruptcy Rule 3020. The Debtors may request that the Confirmation Order include (a) a finding that Bankruptcy Rule 3020(e) shall not apply to the Confirmation Order and this Plan be immediately binding and enforceable; and (b) authorization for the Debtors to consummate this Plan immediately after entry of the Confirmation Order.

14.6          No Admissions. Notwithstanding anything herein to the contrary, nothing contained in this Plan or the Disclosure Statement shall be deemed as an admission by any Person with respect to any matter set forth herein.

14.7          Successors and Assigns. The rights, benefits, and obligations of any Person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor, or assign of such Person.

14.8          Confirmation Order and Plan Control. To the extent the Confirmation Order and/or this Plan is inconsistent with the Disclosure Statement, the Liquidation Trust Agreement, or any other agreement entered into between the Debtors and any third party, this Plan shall control the Disclosure Statement and any previous agreements and the Confirmation Order shall control this Plan; provided, however, that neither this Plan nor the Confirmation Order shall alter, modify, or otherwise affect the Purchase Agreement or the Sale Order.

14.9          Severability. Should any provision in this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any other provision of this Plan.

14.10      Headings. Headings are utilized in this Plan for the convenience of reference only and shall not constitute a part of this Plan for any other purpose.

14.11      Notice of Effective Date. Not later than five (5) Business Days following the Effective Date, the Liquidating Trustee shall file a notice of the occurrence of the Effective Date of this Plan in accordance with the Bankruptcy Rules and orders of the Bankruptcy Court.

14.12      Notices. Any notice required or permitted to be provided under this Plan, unless otherwise provided herein, shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) overnight delivery service, postage prepaid, and addressed as follows:

To the Debtors: Premier Exhibitions, Inc., in care of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 3000, Atlanta, GA 30308, attention: Harris Winsberg and Matthew Brooks, Tel: (404) 885-3000, Fax: (404) 885-3900; with copies to Nelson Mullins Riley & Scarborough LLP, 50 N. Laura Street, Suite 4100, Jacksonville, FL 32202, attention: Daniel F. Blanks and Lee D. Wedekind, III, Tel: (904) 665-3656, Fax: (904) 665-3699.

To the Creditors’ Committee: Official Committee of Unsecured Creditors of Premier Exhibitions, Inc. and its Debtor Affiliates, in care of Storch Amini PC, 140 East 45th Street, 25th Floor, New York, NY 10017, attention: Jeffrey Chubak and Avery Samet, Tel: (212) 490-4100, Fax: (212) 490-4208; with copies to Thames Markey & Heekin, P.A., 50 N. Laura Street, Suite 1600, Jacksonville, FL 32202, attention: Richard R. Thames and Robert A. Heekin, Jr., Tel: (904) 358-4000, Fax: (904) 358-4001.

14.13      Post-Effective Date Notice. Pursuant to Bankruptcy Rule 2002 and any applicable local Bankruptcy Rules, notice of all post-Effective Date matters for which notice is required to be given shall be deemed sufficient if served upon the US Trustee’s Office, counsel to the Liquidating Trustee, and any Creditor that has a direct pecuniary interest in the relief sought by the pleading. With the exception of the US Trustee, any Person desiring to remain on the Debtors’ Bankruptcy Rule 2002 service list shall be required to file a request for continued service and to serve such request upon counsel to the Liquidating Trustee. Parties who do not file a request for continued service shall be removed from the Debtors’ Bankruptcy Rule 2002 service list upon the Effective Date and shall be served with pleadings only where they have a direct pecuniary interest in the relief sought by the pleading. Notice of the requirement to file a request for continued service will be provided in the notice sent to all Creditors regarding the Confirmation of this Plan.

14.14      Deemed Acts. Whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of this Plan and the Confirmation Order.

[Signatures on Following Page]

PREMIER EXHIBITIONS, INC., on behalf of itself and its subsidiaries

By:
Name:	Jessica Sanders
Title:	Corporate Secretary, Premier Exhibitions, Inc.

exhibit a